SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

☑	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2009.
Or
☐	Transition report Pursuant to Section 15(d) of the Securities Exchange Act of 1934
For the transition period from                                           to

Commission file number 001-14965

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
THE GOLDMAN SACHS 401(k) PLAN
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
THE GOLDMAN SACHS GROUP, INC
200 West Street
New York, NY 10282

The Goldman Sachs 401(k) Plan
Financial Statements
December 31, 2009 and 2008

The Goldman Sachs 401(k) Plan
Index
December 31, 2009 and 2008

Page(s)
Report of Independent Registered Public Accounting Firm	1
Financial Statements
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-25
Supplemental Schedules*
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	26-42
Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within the Plan Year)	43
Signatures
Index to Exhibits
Consent of PricewaterhouseCoopers, LLP
EX-23: Consent of PricewaterhouseCoopers, LLP

*	All other schedules required by 29 CFR §2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, are not included because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of
The Goldman Sachs 401(k) Plan
In our opinion, the accompanying Statements of Net Assets Available for Benefits and the related Statements of Changes in Net Assets Available for Benefits present fairly, in all material respects, the net assets available for benefits of The Goldman Sachs 401(k) Plan (the “Plan”) as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) and Schedule of Assets (Acquired and Disposed of Within the Plan Year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended. The supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP

New York, NY
June 29, 2010

The Goldman Sachs 401(k) Plan
Statements of Net Assets Available for Benefits
December 31, 2009 and 2008

(in thousands)	2009	2008

Assets
Net assets at fair value of The Goldman Sachs 401(k) Plan (Note 3)	$4,393,205	$3,624,455
Receivables
Employer contributions, net	79,556	88,354
Due from brokers	11,819	71,802
Employee contributions	7,149	34,707
Interest and dividends	15,237	7,758

Total receivables	113,761	202,621

Total assets at fair value	4,506,966	3,827,076

Liabilities
Due to brokers and other payables	14,463	100,664
Accrued expenses	888	692

Total liabilities at fair value	15,351	101,356

Net assets available for benefits at fair value	4,491,615	3,725,720
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	38,664	62,092

Net assets available for benefits	$4,530,279	$3,787,812

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008

(in thousands)	For the Year	For the Year
	Ended	Ended
	December 2009	December 2008
Additions
Net appreciation of The Goldman Sachs 401(k) Plan investments (Note 3)	$711,019	$—
Interest and dividends	49,488	28,123
Loan payment interest	1,338	1,545
Contributions
Employee	136,857	172,114
Employer, net	79,266	88,435

Total contributions	216,123	260,549

Total additions	977,968	290,217
Deductions
Net depreciation of The Goldman Sachs 401(k) Plan investments (Note 3)	—	919,966
Interest in net investment loss of Goldman Sachs Profit Sharing Master Trust (Note 4)	—	281,119

Total investment loss	—	1,201,085
Benefits paid	235,501	183,218

Total deductions	235,501	1,384,303

Net increase/(decrease)	742,467	(1,094,086)
Asset transfers from the Goldman Sachs Money Purchase Pension Plan (Note 11)	—	550,586

Net increase/(decrease) after asset transfers	742,467	(543,500)
Net assets available for benefits
Beginning of year	3,787,812	4,331,312

End of year	$4,530,279	$3,787,812

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

1.	Plan Description

The following description of The Goldman Sachs 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document, as amended December 28, 2009, for a more complete description of the Plan’s provisions. Items referenced “as defined” are defined in the Plan document or separate provisions to the Plan.

The Plan became effective on January 1, 1945 and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Effective January 1, 2008, the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan was amended to incorporate a 401(k) safe harbor design, and was renamed “The Goldman Sachs 401(k) Plan.” The Plan was subsequently amended on December 28, 2009 to add an automatic enrollment feature and to make other amendments to reflect changes in law.

General

The Plan is a defined contribution plan to which participants, in addition to rolling over contributions from other qualified plans, may elect to make pre-tax 401(k) and after-tax Roth 401(k) contributions each year based on their compensation, as determined under the Plan. The Plan offers a dollar-for-dollar Firm “Matching Contribution” of up to 4% of an eligible participant’s total compensation, capped by applicable statutory limitations. If 4% of an eligible participant’s total compensation is less than $6,000, the Firm will allocate a “Supplemental Contribution” equal to the difference. In addition to these contributions, the Firm will also allocate to each eligible participant an “Additional Retirement Contribution” up to $4,000. Collectively, the Matching, Supplemental and Additional Retirement Contributions are herein referred to as the “Firm Contributions.”

The Plan’s “Plan Year” is the 12-month period commencing on January 1 and ending on the following December 31.

The Plan’s Retirement Committee, as defined (the “Committee”), monitors the investment objectives and performance of the Plan’s individual investment options. The Committee consists of employees of the Firm or its affiliates, including, in some cases, senior management of the Firm or its affiliates. Participants direct the investments of their and the Firm Contributions into various investment options offered by the Plan through the Goldman Sachs Profit Sharing Master Trust (the “Master Trust”)(1). Participants’ directed investments are managed in mutual funds, collective trusts and managed accounts. Hewitt Associates, LLC is the recordkeeper of the Plan.
(1)	Effective August 1, 2008, the Firm approved the merger of the Goldman Sachs Money Purchase Pension Plan (“MPP”) into the Plan resulting in a net asset transfer of $550,586,252 into the Plan. The balances of participants’ MPP investment accounts as of July 31, 2008, were transferred into the Plan on August 1, 2008, at fair value. Certain required MPP provisions have been maintained under the Plan. Due to this merger, all investments are now accounted for under the Plan as represented in Note 3.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

The Plan also offers participants the option to invest in the Stock Fund, as defined (the “Company Stock Fund”), a separately managed account, which primarily invests in shares of the Firm’s common stock. In accordance with a policy adopted by the Committee, no more than 20% of any contribution made on behalf of each participant can be invested in the Company Stock Fund. When a participant reallocates his or her total investment balance, he or she is limited to reallocating 20% of his or her total investment balance into the Company Stock Fund. In addition, participants’ abilities to make decisions in investment activities in the Company Stock Fund are suspended during the “black-out” periods that are part of the Firm’s compliance procedures designed to avoid violations of applicable securities laws.

Eligibility

Employees become eligible to make pre-tax 401(k) and after-tax Roth 401(k) contributions to the Plan as of the first day of the month after they join the Firm as employees. In addition, employees are eligible, as determined under the Plan document, to participate in the Firm Matching and Supplemental Contributions generally as of the first day of the month after they complete one Year of Service, as defined, and attaining age 21. In addition, to be eligible for the Supplemental Contribution, the employee must be employed on the last day of the Plan Year. Generally, to be eligible for the Additional Retirement Contribution, employees must have been (i) eligible for and receiving benefits under the Goldman Sachs Employees’ Pension Plan as of November 27, 2004, (ii) age 46 or older as of November 27, 2004, (iii) and employed by the Firm as of the last day of the current fiscal year.

Vesting

Participants are immediately fully vested in their own 401(k) contributions, the Firm Matching and Supplemental Contributions, and the earnings thereon. Participants are fully vested after three Years of Service, as defined, in the Firm Profit Sharing and Additional Retirement Contributions, and the earnings thereon. Additionally, upon attainment of age 65 while employed by the Firm, disability retirement, death or Plan termination, each participant or beneficiary will be 100% vested and may receive a lump-sum amount equal to the value of the funds allocated to the account or may receive periodic distributions from the Plan. Forfeitures of terminated participants’ non-vested Firm Profit Sharing and Additional Retirement Contributions can be used to reduce employer contributions. For the years ended December 31, 2009 and 2008, forfeited non-vested accounts totaled $351,882 and $502,995 respectively, and, in part, have been used to reduce employer contributions.

Benefits

Any benefits provided by the Plan are paid from net assets available for benefits. The benefit to which a Plan participant is entitled equals the amount that can be provided by the vested contributions and net earnings thereon (including net realized and unrealized investment gains and losses) allocated to such participant’s account.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

Loans

A participant in the Plan is permitted to borrow from $1,000 to $50,000, reduced by (i) the highest outstanding balance of loans to such participant from the Plan during the one-year period ending on the day before the date on which such new loan is made, less (ii) the outstanding balance of loans to such participant from the Plan on the date of such new loan, subject to an overall cap of the lesser of (a) one-half of the participant’s total vested account balance (including Firm Contributions) or (b) the balance in the participant’s pre-tax 401(k) and rollover contribution accounts. A participant may not borrow any amounts attributable to after-tax Roth 401(k) contributions or to the Firm Profit Sharing Contributions. Interest on loans is fixed at the prevailing interest rate charged by persons in the business of lending money, for the life of the respective loan. Loans generally must be repaid within five years or in some cases ten years. Loans are repaid (principal and interest) and added back to participants’ account balances generally through regular after-tax payroll deductions.

Trust Agreement

The Plan’s investments are included in the Master Trust which is subject to a trust agreement (the “Trust Agreement”) with State Street Bank & Trust Company (the “Trustee”).

2.	Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting.

Use of Estimates

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of additions and deductions during the reporting periods. The most important of these estimates and assumptions relate to fair value measurements of the Plan investments. Although these and other estimates and assumptions are based on the best available information, actual results could be materially different from those estimates.

Employer Contributions

The employer contributions receivable is presented on the Statements of Net Assets Available for Benefits, net of forfeited non-vested account balances as of December 31, 2009 and 2008.

Payment of Benefits

Benefits are recorded when paid.

Risks and Uncertainties

The Plan provides for various investment options, which include investments in any combination of equities, fixed income securities, individual guaranteed investment contracts, currency and commodities, futures, forwards, options, derivative contracts and real estate investment trusts. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investment securities, it is possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

Other

Prior to August 1, 2008, investment advisory expenses incurred by the managed accounts and collective trusts of the Plan were borne by the Plan participants through the Master Trust and were included in Interest in net investment loss of Goldman Sachs Profit Sharing Master Trust for the period ended December 31, 2008 on the Statements of Changes in Net Assets Available for Benefits. The investment managers of the Technology Hedge Fund Option, Multi-Market Hedge Fund Option, Multi-Strategy Hedge Fund Option, Global Equity Long-Short Hedge Fund Option, and Global Relative Value Fund Option (each of which is a separate account managed on behalf of the Plan), charge fixed asset-based management fees plus annual incentive fees of 15% to 20% of the net investment income earned, if any, by each fund. Effective April 30, 2008 and September 30, 2008, the Global Relative Value Fund Option and the Technology Hedge Fund Option, respectively, were discontinued as investment options available under the Plan. Effective August 1, 2008, investment advisory expenses incurred by the managed accounts and collective trusts of the Plan are borne by the Plan participants through the Plan and were included in net appreciation. Other administrative fees are paid by the Firm.

Investments

The investments of the Plan are reported at fair value. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).

Mutual funds and collective trusts represent investments with various investment managers. The respective fair values of these investments are determined by reference to the funds’ underlying assets, which are principally marketable equity and fixed income securities. Shares held in mutual funds traded on national securities exchanges are valued at the net asset value as of December 31, 2009 and 2008. Units held in collective trusts are valued at the unit value as reported by the investment managers as of December 31, 2009 and 2008.

Investments in managed accounts are described below:

Cash and short-term investments include cash and short-term interest-bearing investments with initial maturities of three months or less. Such amounts are recorded at cost, plus accrued interest.

Common stock, preferred stock, fixed income securities, options and futures traded in active markets on national and international securities exchanges are valued at closing prices on the last business day of each period presented. Securities traded in markets that are not considered active are valued based on quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using the investment manager’s best estimate.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

Forward foreign currency contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers), using quoted forward foreign currency exchange rates. At the end of each period presented, open contracts are valued at the current forward foreign currency exchange rates and the change in market value is recorded as an unrealized gain or loss. When the contract is closed or delivery taken, the Plan records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

Swap contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers) utilizing their proprietary models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information.

Investments denominated in currencies other than the U.S. dollar are converted using exchange rates prevailing at the end of the periods presented. Purchases and sales of such investments are translated at the rate of exchange on the respective dates of such transactions.

Money market mutual funds typically value their investments using the amortized cost method as permitted by Rule 2a-7 under the Investment Company Act of 1940, which approximates their fair value.

Participant loans are valued at cost, which approximates their fair value.

Dividend income is recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

Purchases and sales of the investments within the Plan are reflected on a trade-date basis.

Due from brokers and due to brokers and other payables may include cash or securities maintained with brokers and counterparties for margin account balances, collateral held in conjunction with the Plan’s and Trust’s investment portfolio, and the amounts due to brokers for the settlement of purchase and sale transactions. These balances are not considered cash and short-term investments of the Plan. Certain due from brokers unsettled securities transactions have been reported on a net-by-counterparty basis, where, in accordance with contractual rights and/or investment manager’s opinion, there is a right of offset in the event of bankruptcy or default by the broker. As of December 31, 2009, the Plan’s due from brokers and due to brokers and other payables balances were $11,818,720 and $14,463,097, respectively, which primarily represented amounts owed for unsettled securities transactions. As of December 31, 2008, the Plan’s due from brokers and due to brokers and other payables balances were $71,801,752 and $100,663,706, respectively, which primarily represented amounts owed for unsettled securities transactions.

Note 3 presents the net appreciation/(depreciation) in the fair value of Plan investments, which consists of realized gains or losses and unrealized appreciation/(depreciation) on those investments. Note 4 presents the net appreciation/(depreciation) in the fair value of Master Trust investments, which consists of realized gains or losses and unrealized appreciation/(depreciation) on those investments for the period January 1, 2008 to July 31, 2008.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

New Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board, as defined (“FASB”), issued amended accounting principles related to determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. Specifically, these amended principles list factors which should be evaluated to determine whether a transaction is orderly, clarify that adjustments to transactions or quoted prices may be necessary when the volume and level of activity for an asset or liability have decreased significantly, and provide guidance for determining the concurrent weighting of the transaction price relative to fair value indications from other valuation techniques when estimating fair value. These amended accounting principles were effective for the Plan’s 2009 financial statements. Since the Plan’s fair value methodologies were consistent with these amended accounting principles, adoption did not have an effect on the Plan’s Statements of Net Assets Available for Benefits or Statements of Changes in Net Assets Available for Benefits.

In July 2009, the FASB launched the FASB Accounting Standards Codification (the Codification) as the single source of GAAP. While the Codification did not change GAAP, it introduced a new structure to the accounting literature and changed references to accounting standards and other authoritative accounting guidance. The Codification did not have an effect on the Plan’s Statements of Net Assets Available for Benefits or Statements of Changes in Net Assets Available for Benefits.

In September 2009, the FASB issued ASU No. 2009-12, “Fair Value Measurements and Disclosures (Topic 820) — Investments in Certain Entities That Calculate Net Asset Value per Share (or its Equivalent).” ASU 2009-12 provides guidance about using net asset value to measure the fair value of interests in certain investment funds and requires additional disclosures about interests in investment funds. Since the Plan’s fair value methodologies were consistent with ASU No. 2009-12, adoption did not have an effect on the Plan’s Statements of Net Assets Available for Benefits or Statements of Changes in Net Assets Available for Benefits.

In September 2008, the FASB issued ASC 815-10-65 (formerly FASB Staff Position (“FSP”) No. FAS 133-1 and FIN 45-4), “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” This guidance requires enhanced disclosures about credit derivatives and guarantees and amends FIN 45, “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” to exclude credit derivative instruments accounted for at fair value under SFAS No. 133. ASC 815-10-65 was effective for financial statements issued for reporting periods ending after November 15, 2008. Since ASC 815-10-65 only requires additional disclosures concerning credit derivatives and guarantees, adoption did not have an effect on the Plan’s Statements of Net Assets Available for Benefits or Statements of Changes in Net Assets Available for Benefits.

In October 2008, the FASB issued ASC 820-10-35, (formerly FSP 157-3), “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This guidance clarifies the application of ASC 820, “Fair Value Measurements and Disclosures”, in an inactive market, without changing its existing principles. ASC 820-10-35 was effective immediately upon issuance and adoption did not have an effect on the Plan’s Statements of Net Assets Available for Benefits or Statements of Changes in Net Assets Available for Benefits.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

3.	Net Assets of the Plan
As described in Note 1, effective August 1, 2008, the Goldman Sachs Money Purchase Pension Plan was merged into the Plan. Therefore, all investments are now accounted for under the Plan.
The following presents the Plan’s net assets at fair value:

(in thousands)	As of	As of
	December	December
	2009	2008
Assets
Investments, at fair value
Collective trusts	$1,402,534	$1,269,761
Mutual funds	1,198,023	914,472
Managed accounts
Common and preferred stocks	834,934	473,245
Collective trusts	675,778	683,130
Cash and short-term investments	198,551	271,656
Fixed income securities	188,422	52,402
Derivative contracts	13,536	15,774
Real estate investment trust	6,597	—
Asset-backed securities	3,583	8,621
Guaranteed Investment Contracts	—	12,528

Total investment assets at fair value	4,521,958	3,701,589
Participant loans	24,038	21,287

Total assets at fair value	4,545,996	3,722,876
Liabilities
Derivative contracts	12,588	13,877
Cash and short-term investments	4,720	—
Investment sold, but not yet purchased, at fair value
Managed accounts
Common and preferred stocks	118,991	70,669
Fixed income securities	14,418	13,875
Real estate investment trusts	2,074	—

Total investment liabilities at fair value	152,791	98,421

Net assets at fair value	$4,393,205	$3,624,455

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

The following presents the Plan’s net appreciation/(depreciation) of investments:

(in thousands)	For the Year	For the Year
	Ended	Ended
	December 2009	December 2008(1)

Net appreciation/(depreciation) of investments
Mutual funds	$214,047	$(373,662)
Collective trusts	199,123	(241,937)
Managed accounts
Common and preferred stocks	268,905	(287,281)
Fixed income securities	21,679	(10,657)
Asset-backed securities	6,770	(348)
Interest-bearing cash	2,560	3,102
Collective trusts	1,982	(5,596)
Derivative contracts	(4,047)	(3,587)

Total net appreciation/(depreciation) of investments	$711,019	$(919,966)

The following presents the fair value of investments that represent 5% or more of the Plan’s net assets available for benefits:

	As of	As of
	December	December
	2009	2008
Dwight Asset Management Company LLC/PIMCO/BlackRock Stable Value Fund	$669,676	$753,412
Goldman Sachs Asset Management, L.P. Financial Square Money Market Fund	487,871	544,066
State Street Global Advisors S&P 500 Securities Lending Index Fund	292,822	248,458
OZ Management LLC Multi-Strategy Hedge Fund	262,800	197,974
Goldman Sachs Asset Management, L.P. Mid Cap Value Equity Fund	230,558	184,508

In 2008, State Street Global Advisers, as investment manager for the S&P 500 Index securities lending fund, S&P Mid Cap Index securities lending fund and the Treasury Inflation Protected Securities securities lending fund, placed restrictions on the amount of redemptions that can be made or directed by Plan Sponsors relative to Plan investments in those funds. The restrictions provide that between 2 and 4 percent, depending on the fund, may be withdrawn per month from the funds. If unused, these monthly withdrawal amounts may be accumulated and banked for withdrawal in a lump sum at a later point in time. In March 2010, the firm made the decision to migrate, over time, assets from these funds to funds with the same investment strategy that do not participate in securities lending at the maximum rate allowable under the funds’ withdrawal provisions. An initial transfer to the non-securities lending funds, based on the accumulated withdrawal amounts banked from March 2009 to March 2010, took place in March 2010 and represented between 20 and 45 percent of the assets in those funds, depending on the fund. Subsequent transfers occur on a monthly basis representing between 2 and 4 percent per month. In addition, all new contributions are directed to the non-lending funds.

(1)	The Plan’s net depreciation of investments for the year ended December 2008 represents the period from August 1, 2008 to December 31, 2008.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

4.	Master Trust
Prior to August 1, 2008, the Master Trust held the assets of the Goldman Sachs Money Purchase Pension Plan and The Goldman Sachs 401(k) Plan. For the period January 1, 2008 through July 31, 2008 the Master Trust included the assets of both plans and is represented as such in Note 4. As described in Note 1, effective August 1, 2008, the Goldman Sachs Money Purchase Pension Plan was merged into the Plan and therefore is no longer a separate entity in the Master Trust. As of August 1, 2008, all investments in the Master Trust are now accounted for under the Plan and are represented as such in Note 3.
Investment assets of the Master Trust were allocated to the two plans based on each plan’s specific interest in the Master Trust. Investment income of the Master Trust was allocated to the Plan based upon the proportion of net assets of the Plan to the net assets of the Master Trust on a daily or monthly basis in accordance with the Trust Agreement. As of July 31, 2008, the Plan’s interest in the Net Master Trust assets available for benefits at fair value was approximately 87.92%. Prior to August 1, 2008, the Master Trust investments in participant loans and the Company Stock Fund (included within the Common and preferred stocks category on the Master Trust’s Statements of Net Assets Available for Benefits at fair value) were 100% allocated to the Plan.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

The following presents the net investment loss for the Master Trust for the period January 1, 2008 to July 31, 2008:

(in thousands)	For the Year
Ended
December 2008(1)
Net (depreciation)/appreciation of investments
Mutual funds	$(123,860)
Collective trusts	(107,109)
Managed accounts
Common and preferred stocks	(131,713)
Fixed income securities	1,434
Derivative contracts	(9,411)
Collective trusts	—
Money market and other mutual funds	(3,094)

Total net depreciation of investments	(373,753)

Investment income/(expense)
Interest and dividends	50,855
Interest on Guaranteed Investment Contracts	21,781
Investment management fees and other expenses	(7,356)

Total net investment income	65,280

Net investment loss (1)	$(308,473)

(1)	The net investment loss for the Master Trust for the year ended December 2008 represents the period from January 1, 2008 to July 31, 2008.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

5.	Plan Termination
The Firm intends to continue the Plan indefinitely but reserves the right to discontinue or amend the Plan at any time subject to the provisions of ERISA. In the event of discontinuance, affected participants will become fully vested in the Firm Contributions and the related investment income as required by ERISA.
6.	Fair Value Measurements
ASC 820, “Fair Value Measurements,” establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:
Basis of Fair Value Measurement
Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly;
Level 3	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Transfers between levels, if any, are recognized at the beginning of the reporting period in which they occur.
The following tables set forth by level within the fair value hierarchy the Plan investment assets and investment liabilities at fair value (see Note 3), as of December 31, 2009 and 2008. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
Total Plan investment assets at fair value classified within level 3 as of December 31, 2009 and 2008 were $664,776,474 and $674,533,795, respectively, which primarily consisted of the Plan’s Stable Value Fund collective trusts and guaranteed investment contracts holdings. Such amounts were 15% and 18% of “Total investment assets at fair value” of the Plan’s net assets at fair value (See Note 3).

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

(in thousands)	Investment Assets at Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3		Total

Collective trusts
Fixed income	$603,346	$—	$—		$603,346
Large cap	383,426	—	—		383,426
Asset allocation	149,397	—	—		149,397
International	140,995	—	—		140,995
Small cap	65,853	—	—		65,853
Mid cap	59,517	—	—		59,517

Total collective trusts	1,402,534	—	—		1,402,534
Mutual funds
Fixed income	376,414	—	—		376,414
Mid cap	294,499	—	—		294,499
Large cap	220,446	—	—		220,446
International	175,352	—	—		175,352
Real estate investment trusts	79,977	—	—		79,977
Commodities	51,335	—	—		51,335

Total mutual funds	1,198,023	—	—		1,198,023
Managed accounts
Common and preferred stocks	834,907	—	27	(1)	834,934
Collective trusts	22,435	—	653,343	(2)	675,778
Cash and short-term investments	145,281	53,270	—		198,551
Fixed income securities	38,475	141,260	8,687	(3)	188,422
Derivative contracts	—	13,536	—		13,536
Real estate investment trusts	6,597	—	—		6,597
Asset-backed securities	—	864	2,719		3,583

Total investment assets at fair value	$3,648,252	$208,930	$664,776	(4)	$4,521,958

(1)	Consists of private placement investments.

(2)	Principally consists of investments in non-public investment vehicles.

(3)	Principally consists of mortgage loans and securities within the Global Bond Fund.

(4)	Level 3 assets were 15% of Total investment assets at fair value.

(in thousands)	Investment Liabilities at Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Derivative contracts	$—	$12,588	$—	$12,588
Cash and short-term investments	4,720	—	—	4,720
Managed accounts
Common and preferred stocks	118,991	—	—	118,991
Fixed income securities	10,407	4,011	—	14,418
Real estate investment trusts	2,074	—	—	2,074

Total investment liabilities at fair value	$136,192	$16,599	$—	$152,791

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

(in thousands)	Investment Assets at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3		Total
Collective trusts
Fixed income	$698,375	$—	$—		$698,375
Large cap	313,237	—	—		313,237
Asset allocation	90,571	—	—		90,571
International	72,409	—	—		72,409
Small cap	48,331	—	—		48,331
Mid cap	46,838	—	—		46,838

Total collective trusts	1,269,761	—	—		1,269,761
Mutual funds
Fixed income	241,475	48,596	8,797	(1)	298,868
Mid cap	217,611	—	—		217,611
Large cap	161,600	—	—		161,600
International	153,502	—	—		153,502
Real estate investment trusts	59,198	—	—		59,198
Commodities	23,693	—	—		23,693

Total mutual funds	857,079	48,596	8,797		914,472
Managed accounts
Collective trusts	29,947	—	653,183	(2)	683,130
Common and preferred stocks	473,219	—	26	(3)	473,245
Cash and short-term investments	271,402	254	—		271,656
Fixed income securities	—	52,402	—		52,402
Derivative contracts	—	15,774	—		15,774
Guaranteed investment contracts	—	—	12,528	(2)	12,528
Asset-backed securities	—	8,621	—		8,621

Total investment assets at fair value	$2,901,408	$125,647	$674,534	(4)	$3,701,589

(1)	Principally consists of mortgage loans and securities within the Global Bond Fund.

(2)	Principally consists of investments in non-public investment vehicles.

(3)	Consists of private placement investments.

(4)	Level 3 assets were 18% of Total investment assets at fair value.

(in thousands)	Investment Liabilities at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
Managed accounts
Common and preferred stocks	$70,669	$—	$—	$70,669
Fixed income securities	10,688	3,187	—	13,875
Derivative contracts	—	13,877	—	13,877

Total investment liabilities at fair value	$81,357	$17,064	$—	$98,421

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

Level 3 Gains and Losses
The table below sets forth a summary of changes in the fair value of the Plan’s level 3 investment assets for the years ended December 31, 2009 and 2008.

(in thousands)	Level 3 Investment Assets and Investment Liabilities
	For the Year Ended December 31, 2009
					Common
		Guaranteed			and
	Collective	Investment	Fixed Income	Asset-Backed	Preferred
	Trusts	Contracts	Securities (1)	Securities (1)	Stocks	Total
Balance, beginning of year	$653,183	$12,528	$4,441	$4,356	$26	$674,534
Realized gains/(losses)	15,807	1,885	287	45	—	18,024
Unrealized gains/(losses) relating to instruments still held at the reporting date	20,353	85	497	191	(3)	21,123
Purchases, issuances, and settlements	(36,000)	(14,498)	3,462	(1,873)	4	(48,905)
Transfers in and/or out of level 3	—	—	—	—	—	—

Balance, end of year	$653,343	$—	$8,687	$2,719	$27	$664,776

(1)	Investments were classified as “Mutual Funds” for the 2008 reporting period.

(in thousands)	Level 3 Investment Assets and Investment Liabilities
	For the Year Ended December 31, 2008
				Common
		Guaranted		and
	Collective	Investment	Mutual	Preferred
	Trusts	Contracts	Funds	Stocks	Total
Balance, beginning of year	$646,680	$41,505	$—	$7,451	$695,636
Realized gains/(losses)	29,688	2,162	90	—	31,940
Unrealized gains/(losses) relating to instruments still held at the reporting date	(59,266)	273	(600)	(988)	(60,581)
Purchases, issurances, and settlements	36,081	(31,412)	9,307	(6,437)	7,539
Transfers in and/or out of level 3	—	—	—	—	—

Balance, end of year	$653,183	$12,528	$8,797	$26	$674,534

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

7.	Description of the Plan’s Investment Contracts

On December 29, 2005, the FASB issued FSP AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans.” The Plan adopted the FSP effective November 30, 2007. The FSP requires that fully benefit-responsive investment contracts be reported at fair value rather than contract value with an offsetting asset or liability in the Statements of Net Assets Available for Benefits.

The Plan’s Stable Value Fund (the “Fund”) invests in a variety of stable value products, including guaranteed investment contracts (“GICs”) issued by insurance companies and other financial institutions, synthetic GICs with similar characteristics, and a stable value collective investment trust.

Traditional GICs are investment contracts backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest).

A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, designed to provide a contract value “wrapper” around a portfolio of bonds or other fixed income securities that are owned by the Fund. The assets underlying the Fund’s wrap contracts are units of fixed income collective investment trusts (Dwight Target 2 and Dwight Target 5 Funds), and separate account bond portfolios (managed by PIMCO and BlackRock). The wrap contracts are obligated to provide an interest rate not less than zero. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, over the duration of the underlying assets or other amortization period agreed upon by the investment manager and wrap provider, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value.

A stable value collective investment trust is a commingled investment vehicle that provides liquidity at contract value. The Fund owns units of the SEI Stable Asset Fund, which serves as the Fund’s short term liquidity vehicle.

Variables that impact future crediting rates:

Primary variables impacting future crediting rates of wrap contracts include:

–	current yield of the underlying assets within the wrap contract

–	duration of the underlying assets covered by the wrap contract or other amortization period agreed upon by the investment manager and the wrap provider

–	existing difference between the market value and contract value of the underlying assets within the wrap contract
The Fund’s traditional GICs do not experience fluctuating crediting rates.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

Crediting rate calculation methodology:

The Fund uses the following formula to calculate future crediting rates for the wrap contracts:

CR = [(1+Y)*(MV/CV) ^ (1/D)]-1-Fees

CR = crediting rate

MV = market value of underlying assets

CV = contract value

D = weighted average duration of the portfolio or other amortization period agreed upon by the investment manager and the wrap provider

Y = weighted average annual effective yield to maturity of the underlying portfolio

The net crediting rate reflects fees paid to wrap contract issuers and other fees agreed upon by the investment manager and the wrap provider.

Traditional GICs provide a fixed rate of interest over the term to maturity of the contract.

Basis and frequency of determining interest crediting rates:

The wrap contract crediting rates are reset on a staggered, quarterly basis, with one of the three contracts resetting every month.

Traditional GICs do not reset their crediting rates.

Minimum crediting rates:

Wrap contracts provide an interest rate floor of zero percent.

Relationship between future crediting rates and adjustment between fair value (market value) and contract value:

The crediting rate of the wrap contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the underlying assets to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

Limitations on the ability of the Fund to transact at contract value:

The benefit-responsive investment contracts, including the traditional GICs and wrap contracts, which are agreements with insurance companies and other financial institutions, are designed to help preserve principal and provide a stable crediting rate. These contracts are fully benefit-responsive and provide that Plan participant-initiated withdrawals permitted under the Plan will be paid at contract value. In addition to certain wrap agreement termination provisions discussed below, wrap contracts provide for withdrawals associated with certain events which are not in the ordinary course of Plan operations, and that the issuer determines will have a material adverse effect on the issuer’s financial interest, will be paid with a market value adjustment to the contract value amount of such withdrawal as defined in such contracts. While each contract issuer specifies the events which may trigger such a market value adjustment, such events include all of the following: (i) amendments to the Plan documents or Plan’s administration; (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) complete or partial termination of the Plan or its merger with another plan; (iv) failure of the Plan or its trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Plan or fund; (vi) the delivery of any communication to Plan participants designed to influence a participant not to invest in the fund; and (vii) unless made in accordance with the withdrawal provisions of the Plan, the withdrawal from the wrap contract at the direction of the Plan sponsor (“employer-initiated event(1)”). At this time, the Plan Sponsor does not believe that the occurrence of any such market value event, which would limit the Fund’s ability to transact at contract value with participants, is probable.

Terminations at other than contract value:

GICs generally do not permit issuers to terminate the agreement prior to the scheduled maturity date. Wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the contract value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts permit the issuer to terminate at market value and provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. The wrap contracts permit the issuer or investment manager to elect at any time to convert the underlying assets to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying assets on the date of the amortization election (“Amortization Election”) or such other date agreed upon by the investment manager and wrap provider. After the effective date of an Amortization Election, the underlying assets must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the underlying assets by such termination date.
(1)	For purposes of the Plan’s contracts, “employer-initiated events” are defined as follows: (i) a change of employment status due to (a) the transfer or other change of employment from an employer to a parent, subsidiary or any company under common ownership or control with the employer or (b) a spin-off, sale or merger of any unit of the employer where a withdrawal is the result of a transfer to another plan unless, in any of these cases, there is a cessation of employment constituting a “separation from service” for purposes of Section 401(k) or Section 402 of the Internal Revenue Code of 1986, as amended; and (ii) a partial or full Plan termination which is not the result of financial hardship, such as a court ordered liquidation under applicable bankruptcy or insolvency statutes; (iii) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Plan or fund; and (iv) the delivery of any communication to Plan participants designed to influence a participant not to invest in the fund.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

Average yield calculation
Average yields for Stable Value Fund
	For the Year	For the Year
	Ended	Ended
	December	December
	2009	2008
Based on actual earnings (1)	3.08%	6.11%
Based on interest rate credited to participants (2)	1.11%	4.18%
(1) Computed by dividing the annualized one-day actual earnings of the Fund on the last day of the Plan Year by the fair value of the investments of the Fund on the same date.
(2) Computed by dividing the annualized one-day earnings credited to participants in the Fund on the last day of the Plan Year by the fair value of the investments of the Fund on the same date.
8.	Related Party Transactions

An affiliate of the Firm manages several mutual fund investment options within the Plan. These investments include the Treasury Money Market and Money Market, Short Duration Bond, Core Bond, High Yield Bond, Large Cap Structured Equity, Large Cap Value Equity, Large Cap Growth Equity, Mid Cap Growth Equity, Mid Cap Value Equity, and Real Estate Equity funds, each of which is an investment company registered under the Investment Company Act of 1940. No fees were paid, or were payable by the Plan for investment management services relating to these funds for the years ended December 31, 2009 and 2008; however, investment advisory fees may be paid from the funds to the Firm or its affiliates.

In addition, an affiliate of the Trustee manages several investment options within the Plan. These investments include the S&P 500 Index, Mid Cap Equity Index, Small Cap Equity Index, Emerging Markets Index Funds, and Treasury Inflated Protected Securities, each of which is a bank collective trust fund. Fees associated with the management of these funds qualify as party-in-interest transactions. An affiliate of the Trustee also served as a counterparty to one of the Plan’s synthetic investment contracts at December 31, 2009 and 2008.

The Plan has invested in the Company Stock Fund, which primarily invests in shares of the Firm’s common stock. As of December 31, 2009 and 2008, the Plan’s interest in the Company Stock Fund represented 586,704 and 567,924 shares of the Firm’s common stock with a fair market value of $99,059,103 and $47,927,106, respectively. Purchases of $6,294,479 and $19,975,252 and sales of $5,281,833 and $4,892,986 of the Firm’s common stock were made through the Company Stock Fund during the years ended December 31, 2009 and 2008, respectively. The Company Stock Fund is managed by an affiliate of the Trustee.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

9.	Tax Status

The Internal Revenue Service has determined and informed the Firm by a letter dated September 23, 2002 that the Plan and related Trust are designed in accordance with applicable sections of the Internal Revenue Code. Although the Plan has been amended since the receipt of the letter, the Firm believes that the Plan continues to be designed and operated in all material respects in compliance with the applicable requirements of the Internal Revenue Code.

10.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits from the Plan’s financial statements to the Form 5500:

	As of	As of
(in thousands)	December	December
	2009	2008
Net assets available for benefits, per Statements of Net Assets Available for Benefits	$4,530,279	$3,787,812
Less: Adjustment from contract value to fair value	(38,664)	(62,092)
Less: Amounts allocated to withdrawing participants	(19,442)	(13,514)
Less: Amounts allocated to deemed distribution	(34)	—

Net assets available for benefits, per the Form 5500	$4,472,139	$3,712,206

The following is a reconciliation of benefits paid to participants from the Plan’s financial statements to the Form 5500:

(in thousands)	For the Year	For the Year
	Ended	Ended
	December	December
	2009	2008
Benefits paid to participants, per the financial statements	$235,501	$183,218
Add: Amounts allocated to withdrawing participants, end of year	19,442	13,514
Less: Amounts allocated to withdrawing participants, beginning of year	(13,514)	(11,368)
Less: Amounts allocated to deemed distribution	(34)	—

Benefits paid to participants, per the Form 5500	$241,395	$185,364

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

The following is a reconciliation of investment income per the financial statements to the Form 5500:

(in thousands)
	For the Year	For the Year
	Ended	Ended
	December	December
	2009	2008
Total net appreciation/(depreciation), per Statements of Changes in Net Assets Available for Benefits	$711,019	$(1,201,085)
Prior year adjustments from fair value to contract value for fully benefit-responsive investment contracts	62,092	2,588
Adjustments from fair value to contract value for fully benefit-responsive investment contracts	(38,664)	(62,092)

Total investment gain/(loss), per the Form 5500	$734,447	$(1,260,589)

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2009 and 2008 but had not yet been paid as of that date.
11.	Plan Mergers

Effective August 1, 2008, the MPP was merged into the Plan resulting in a net assets transfer of $550,586,252 into the Plan’s assets. As the MPP assets were held in the Master Trust, assets were transferred in-kind into the Plan on the merger date. Additionally, in connection with the merger, certain required MPP provisions were maintained under the Plan.

12.	Financial Instruments with Off-Balance-Sheet Risk

In accordance with the investment strategy of the managed accounts, the Plan’s investment managers execute transactions in various financial instruments that may give rise to varying degrees of off-balance-sheet market and credit risk. These instruments can be executed on an exchange or negotiated in the OTC market. These financial instruments include futures, forward settlement contracts, swap and option contracts.

Swap contracts include equity, credit default and interest rate swap contracts. Equity swaps involve an agreement to exchange cash flows based on the total return of underlying securities. Credit default swaps involve the exchange of cash flows based on the creditworthiness of the underlying issuer of securities. Interest rate swaps involve an agreement to exchange periodic interest payment streams (typically fixed vs. variable) calculated on an agreed upon periodic interest rate multiplied by a predetermined notional principal amount.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

Market risk arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates and in prices of debt and equity securities. The gross notional (or contractual) amounts used to express the volume of these transactions do not necessarily represent the amounts potentially subject to market risk. In many cases, these financial instruments serve to reduce, rather than increase, the Plan’s exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers generally limit the Plan’s market risk by holding or purchasing offsetting positions.

As a writer of option contracts, the Plan receives a premium to become obligated to buy or sell financial instruments for a period of time at the holder’s option. During this period, the Plan bears the risk of an unfavorable change in the market value of the financial instrument underlying the option, but has no credit risk, as the counterparty has no performance obligation to the Plan once it has paid its cash premium.

The Plan is subject to credit risk of counterparty nonperformance on derivative contracts in a gain position, except for written options, which obligate the Plan to perform and do not give rise to any counterparty credit risk.

All derivative financial instruments are carried at fair value. The fair values of the Plan’s derivative financial instruments (see Note 3) as of December 31, 2009 are as follows:

(in thousands -- except for Number of Contracts)

Asset Derivatives		Liability Derivatives
December 31, 2009		December 31, 2009
Statement of	Fair	Statement of	Fair	Number of
Net Assets	Value	Net Assets	Value	Contracts
Type of Exposure

Equity and Bond	$8,484	Equity and Bond	$7,774	478
Currency	3,570	Currency	532	256
Interest Rate	825	Interest Rate	949	30
Credit	609	Credit	3,320	131
Commodity	48	Commodity	13	2

	$13,536		$12,588	897

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2009 and 2008

The following presents the Plan’s appreciation/(depreciation) of derivatives:
(in thousands)	Appreciation/(Depreciation)
For the Year Ended
Type of Exposure	December 31, 2009
Equity and Bond	$3,574
Interest Rate	2,379
Commodity	(74)
Currency	(4,386)
Credit	(5,596)
Other	56

Total	$(4,047)

The Plan’s investment managers enter into various derivative transactions that are considered credit derivatives under FSP No. ASC 815-10-65. The Plan’s written and purchased credit derivatives include credit default swaps and total return swaps. All of the Plan’s written and purchased credit derivative transactions are with financial institutions and are subject to stringent collateral thresholds. As of December 2009, the Plan had purchased credit derivatives with total gross notional amount of $78.1 million. As of December 2008, the Plan had written and purchased credit derivatives with total gross notional amounts of $1.0 million and $50.1 million, respectively, for total net purchased protection of $49.1 million in notional value.

Investments sold, but not yet purchased as of December 31, 2009 and 2008 involve obligations to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance sheet risk as the Plan’s ultimate obligation to satisfy the sale of financial instruments sold, but not yet purchased, may exceed the amount recognized in the financial statements.

The Plan’s investment managers typically monitor risk exposure related to financial instruments through the use of financial, credit and legal reporting systems.

The Goldman Sachs 401(k) Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2009

(in thousands)

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

Common Collectives
Barclays Global Investors/20+ yr Treasury Bond Index Fund	1,169	28,530
Barclays Global Investors/Equity Growth Index Fund	4,057	38,341
Barclays Global Investors/Equity Value Index Fund	4,239	52,263
Barclays Global Investors/Lifepath® 2015 Fund	1,254	11,899
Barclays Global Investors/Lifepath® 2020 Fund	1,913	17,641
Barclays Global Investors/Lifepath® 2025 Fund	2,184	19,652
Barclays Global Investors/Lifepath® 2030 Fund	2,601	22,837
Barclays Global Investors/Lifepath® 2035 Fund	2,665	22,922
Barclays Global Investors/Lifepath® 2040 Fund	2,647	22,284
Barclays Global Investors/Lifepath® 2045 Fund	2,732	22,564
Barclays Global Investors/Lifepath® 2050 Fund	597	4,903
Barclays Global Investors/Lifepath® Retirement Fund	468	4,694
Goldman Sachs AssetManagement, L.P./Financial SquareMoneyMarket Fund	487,871	487,871
Goldman Sachs AssetManagement, L.P./Financial SquareMoneyMarket Fund	1,406	1,406
Goldman Sachs AssetManagement, L.P./Financial SquareMoneyMarket Fund	1,989	1,989
Goldman Sachs AssetManagement, L.P./Financial SquareMoneyMarket Fund	1,593	1,593
Ishares Russell 2000	21	1,295
State Street Global Advisors/Emerging Markets Index Fund	5,841	140,995
State Street Global Advisors/Russell 2000 Index Fund	2,946	64,558
State Street Global Advisors/S&P 500 Flagship Securities Lending Fund	13,945	292,822
State Street Global Advisors/S&P Mid Cap Index Securities Lending Fund	1,662	59,517
State Street Global Advisors/US TIPS Index Securities Lending Fund	6,730	81,957

Total Common Collectives	550,529	1,402,534

Mutual Funds
Goldman Sachs Asset Management, L.P./Capital Growth Fund	3,207	64,203
Goldman Sachs Asset Management, L.P./Core Fixed Income Fund	5,747	54,017
Goldman Sachs Asset Management, L.P./Growth Opportunities Fund	3,099	63,940
Goldman Sachs Asset Management, L.P./High Yield Fund	16,128	112,091
Goldman Sachs Asset Management, L.P./Large Cap Value Fund	7,085	75,597
Goldman Sachs Asset Management, L.P./Mid Cap Value Fund	7,904	230,558
Goldman Sachs Asset Management, L.P./Real Estate Securities Fund	7,926	79,977
Goldman Sachs Asset Management, L.P./Short Duration Gov’t Fund	8,932	91,821
Goldman Sachs Asset Management, L.P./Structured US Equity Fund	3,774	80,646
Goldman Sachs Global Bond Fund	659	659
Goldman Sachs Asset Management, L.P./Financial Square Treasury Obligations Fund	18,796	18,796
GMO International Intrinsic Value Fund	8,512	175,352
OppenheimerFunds, Inc./Commodity Strategy Total Return Fund	14,967	51,335
Vanguard Fixed Income Secs FD	2,311	23,201
Western Asset Mgmt Co./Core Plus Bond Portfolio	7,478	75,829

Total Mutual Funds	116,525	1,198,023

Loans

PARTICIPANTS LOANS*	24,038	24,038

Managed Accounts

COMMON COLLECTIVES
MARTIN CURRIE BUSINESS TRUST	763	3,489
MARTIN CURRIE BUSINESS TR	446	2,611

Total Managed Accounts Common Collectives	1,210	6,100

Goldman Sachs Asset Management, L.P./Financial Square Money Market Fund	16,334	16,334
SEI STABLE ASSET FUND	51,246	48,770

Synthetic Investment Contracts — Dwight
Monumental Life Wrapped Assets	201,565	201,565
State Street Wrapped Assets	201,477	201,477
Natixis Wrapped Assets	201,532	201,532

Total Synthetic Investment Contracts/Common Collectives	669,678	669,678

COMMON STOCK
AAR CORP	5	103
AARON’S INC	(24)	(664)
ABB LTD	171	3,289
ABBOTT LABORATORIES	2	119
ABBOTT LABS	57	3,099
ABC LEARNING CENTRES LTD	9	—
ABERCROMBIE + FITCH CO	14	470
ABIOMED INC	35	309
ACCENTURE PLC-CL A	(2)	(94)
ACE LIMITED	6	299
ACTIVIDENTITY CORP	52	122
ACTIVISION BLIZZARD INC	73	813
ACTUANT CORP	11	195
ACUITY BRANDS INC	(1)	(15)
ADC TELECOMMUNICATIONS INC	—	2
ADELPHIA CONTINGENT CVV 1	3,749	112
ADELPHIA CONTINGENT CVV 4	2,538	—
ADELPHIA CONTINGENT CVV 6D	620	—
ADELPHIA CONTINGENT CVV 6E/F	4,855	—
ADOBE SYSTEMS INC	47	1,723
ADVANCE AUTO PARTS INC	8	332
ADVANCED ENERGY INDS INC	12	175
ADVANCED MICRO DEVICES INC	15	146
AEGON NV	219	1,429
AES CORP	324	4,315
AFFYMAX INC	11	262
AGA MEDICAL HOLDINGS INC	3	45
AGILE PROPERTY HLDGS LTD	(24)	(35)
AGRIUM INC	(1)	(72)
AIRASIA BHD	1,010	407
AKAMAI TECHNOLOGIES	5	139
ALCOA INC	4	66
ALKERMES INC	16	152
ALLERGAN INC	(1)	(57)
ALLIANZ SE-REG	(4)	(557)
ALLIED WORLD ASSURANCE CO	28	1,298
ALPHA NAT RES INC	5	230
ALPHA NATURAL RESOURCES INC	2	71
ALPINE ELECTRONICS INC	3	32
ALSTOM	17	1,198
ALUMINA LTD	19	31
ALUMINUM CORP OF CHINA-ADR	(7)	(178)
ALUMINUM OF CHINA LTD-H	(260)	(286)
AMAZON COM INC	18	2,451
AMAZON.COM INC	1	153
AMBAC FINANCIAL GROUP	(335)	(278)
AMBUJA CEMENTS LTD	425	956
AMEDISYS INC	(13)	(636)
AMERICA MOVIL SAB DE C V	6	259
AMERICA MOVIL SAB DE CV	65	3,036
AMERICA MOVIL-ADR SERIES L	(9)	(420)
AMERICAN COML LINES INC	6	114
AMERICAN EXPRESS CO	62	2,506
AMERICAN INTERNATIONAL GROUP	(9)	(275)
AMERICAN PUBLIC EDUCATION	5	186
AMERICAN SUPERCONDUCTOR CORP	(22)	(920)
AMERICAN TOWER CORP-CL A	56	2,423
AMERISAFE INC	9	169
AMGEN INC	23	1,249
AMIL PARTICIPACOES	85	664
AMMB HOLDINGS BHD	216	316
AMP LTD	24	148
ANADOLU EFES	137	1,536
ANADYS PHARMACEUTICALS INC	10	21
ANDERSONS INC	5	129
ANGANG STEEL CO LTD-H	(120)	(265)
ANGIODYNAMICS INC	16	252
ANGLO AMERICAN	144	6,267
ANGLO IRISH BANK CORP PLC	44	—

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

ANHEUSER-BUSH INBEV NV	27	1,429
ANHUI CONCH CEMENT CO LTD-H	(24)	(154)
ANNALY MORTGAGE MANAGMENT	(18)	(318)
AOL INC NEW	(1)	(14)
AOZORA BANK LTD	357	376
APACHE CORP	23	2,370
APOLLO GROUP INC	36	2,217
APOLLO GROUP INC CL-A	3	197
APOLLO INVESTMENT CORP	208	1,984
APPLE COMPUTER INC	1	188
APPLE INC	30	6,364
APPLIED INDL TECHNOLOGIES INC	12	258
APPLIED MICRO CIRCUITS CORP	29	217
ARCELORMITTAL	37	1,711
ARCELORMITTAL $ LINE (USD COR)	7	325
ARENA PHARMACEUTICALS INC	29	104
ARGON ST INC	5	98
ARTIO GLOBAL INVESTORS INC	5	120
ARTIO GLOBAL INVESTOS INC	10	255
ARVINMERITOR INC	(16)	(175)
ASML HOLDING NV	55	1,902
ASPEN INSURANCE HOLDINGS LTD	(2)	(44)
ASSA ABLOY AB-B	(16)	(317)
ASSICURAZIONI GENERALI	(16)	(423)
ASSURED GUARANTY LTD	27	592
AT&T INC	(63)	(1,761)
AT+T INC	10	275
ATHENAHEALTH INC	3	141
ATHEROS COMMUNICATIONS INC	20	668
ATLAS ENERGY INC	413	12,481
ATLAS PIPELINE HOLDINGS LP	132	894
ATLAS PIPELINE PARTNERS LP	287	2,813
ATMI INC	8	151
AUTODESK INC	37	941
AUTONATION INC	(40)	(762)
AUTONOMY CORP	73	1,779
AUTOZONE INC	5	866
AVALONBAY COMMUNITIES INC.	(9)	(715)
AVIS BUDGET GROUP INC	(46)	(603)
AXA	28	657
AXIS CAPITAL HOLDINGS LTD	75	2,119
BADGER METER INC	2	88
BAE SYSTEMS PLC	381	2,215
BAIDU INC	5	1,897
BALLY TECHNOLOGIES INC	13	524
BANCA MONTE DEI PASCHI SIENA	(47)	(83)
BANCA POPOLARE DI MILANO	(6)	(42)
BANCO BILBAO VIZCAYA ARGENTARI	(36)	(656)
BANCO COMERCIAL PORTUGUES-R	11	14
BANCO ESPIRITO SANTO-REG	1	9
BANCO MACRO SA	12	345
BANCO POPULAR ESPANOL	(18)	(134)
BANCO SANTANDER BRASIL ADR	59	819
BANCO SANTANDER BRASIL ADS	147	2,043
BANCO SANTANDER BRASIL-ADS	23	325
BANCO SANTANDER SA	186	3,075
BANCOLOMBIA S A	16	723
BANCOLOMBIA SA	25	281
BANCORPSOUTH INC	(10)	(236)
BANK NEW YORK MELLON CORP	8	237
BANK OF AMERICA CORP	217	3,267
BANK OF AMERICA CORPORATION	—	—
BANK OF CHINA LTD	2,418	1,310
BANK OF COMMUNICATIONS CO-H	(328)	(381)
BANK OF COMMUNICATIONS-A PN CSFB	34	47
BANK OF HAWAII CORP	(7)	(343)
BANK OF NOVA SCOTIA	(5)	(231)
BANK OF YOKOHAMA	245	1,111
BARCLAYS	352	1,568
BARNES & NOBLE INC	(28)	(536)
BAYERISCHE MOTOREN WERKE AG	1	38
BB&T CORP	28	701
BB&T CORPORATION	(23)	(574)
BBMG CORPORATION — H	490	537
BCO DO BRASIL SA	45	762
BEAR STEARNS COMPANIES INC ESC	27	—
BENEFICIAL MUT BANCORP INC	28	274
BERKSHIRE HATHAWAY INC CLASS A	—	496
BERKSHIRE HATHAWAY INC CLASS B	—	513
BERRY PETROLEUM CO-CLASS A	(2)	(50)
BHP BILLITON LTD-SPON ADR	(3)	(264)
BHP BILLITON PLC ADR	53	3,393
BIDVEST GROUP	70	1,215
BIG LOTS INC	19	551
BIOMARIN PHARMACEUTICAL INC	(16)	(297)
BJS WHSL CLUB INC	11	353
BK DANAMON	772	374
BK RAKYAT	2,076	1,691
BLACK & DECKER CORP	17	1,072
BLOCKBUSTER INC	495	332
BORGWARNER INC	(9)	(292)
BOSTON SCIENTIFIC CORP	39	350
BP PLC	352	3,415
BRIDGESTONE CORP	75	1,315
BRINKS HOME SECURITY HOLDING	8	254
BRISTOL MEYERS SQUIBB CO	—	—
BROADCOM CORP-CL A	(1)	(31)
BROADRIDGE FINANCIAL SOLUTIO	96	2,170
BROCADE COMMUNICATIONS SYS	150	1,142
BROOKDALE SENIOR LIVING INC	13	237
C P ALL PLC	558	415
CA INC	7	164
CABELA’S INC	(26)	(377)
CABLEVISION SYSTEMS-NY GRP-A	127	3,293
CADENCE DESIGN SYS INC	54	320
CAPELLA EDUCATION CO	12	884
CARLISLE COS INC	(12)	(418)
CARLSBERG	18	1,306
CARNIVAL CORP	28	857
CARREFOUR SUPERMARCHE	(11)	(544)
CARTER INC	26	669
CATERPILLAR INC	(13)	(721)
CATHAY GENERAL BANCORP	(15)	(110)
CAVIUM NETWORK INC	9	222
CAVIUM NETWORKS INC	11	262
CB RICHARD ELLIS GROUP INC-A	49	662
CBEYOND INC	(3)	(55)
CBS CORP-CLASS B	(44)	(625)
CELADON GROUP INC	34	371
CELERA CORP	93	645
CENT PATTANA PUB	709	432
CENTERSTATE BANKS INC	3	33
CENTRAL EUROPEAN DISTR CORP	39	1,102
CENTRAL EUROPEAN DISTRIBUTION	9	259
CENTRAL JAPAN RAILWAY CO	—	(301)
CENVEO INC	54	477
CEPHALON INC	(18)	(1,139)
CERNER CORP	(6)	(534)
CF INDUSTRIES HOLDINGS INC	10	885
CHAMPION REIT	(19)	(8)
CHATTEM INC	4	328
CHECK POINT SOFTWARE TECH	(2)	(77)
CHEMED CORP	(1)	(28)
CHEMICAL FINANCIAL CORP	4	88
CHEMTURA CORP	43	53
CHENIERE ENERGY INC	3	8
CHESAPEAKE ENERGY CORP	(6)	(168)
CHEUNG KONG HOLDINGS LTD	53	686
CHEVRON CORP	7	524
CHILDRENS PL RETAIL STORES INC	17	564
CHINA COSCO HOLDINGS-H	(149)	(183)
CHINA DONGXIANG GROUP CO	482	373
CHINA FIRE + SEC GROUP INC	10	131
CHINA LIFE INSURANCE	462	2,288
CHINA LIFE INSURANCE CO-ADR	17	1,232

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

CHINA LONGYUAN POWER GROUP-H	368	477
CHINA MEDICAL TECH-SPON ADR	6	89
CHINA MERCHANTS BANK — H	(154)	(402)
CHINA MERCHANTS HOLDINGS INTL	157	512
CHINA MOBILE LTD	238	2,235
CHINA NATIONAL BUILDING MA-H	(46)	(95)
CHINA NUOKANG BIO ADR	4	35
CHINA O/SEAS LAND	552	1,155
CHINA PACIFIC INSURANCE GR-H	—	—
CHINA PETROLEUM & CHEM-ADR	1	86
CHINA PETROLEUM & CHEMICAL-H	(351)	(313)
CHINA RESOURCES EN	741	2,715
CHINA RESOURCES LAND LTD	(104)	(237)
CHINA SHENHUA ENERGY	528	2,586
CHINA SHENHUA ENERGY CO — H	(36)	(176)
CHINA SHIPPING DEVELOPMENT — H	(12)	(18)
CHINA YURUN FOOD GROUP LTD	(37)	(111)
CHIQUITA BRANDS INTL	(59)	(1,069)
CHURCH AND DWIGHT INC	4	247
CIE DE ST GOBAIN	26	1,445
CIMB GROUP HOLDINGS BERHAD	345	1,293
CISCO SYS INC	27	648
CIT GROUP INC NEW	24	663
CITIGROUP INC	2,951	9,769
CITRIX SYS INC	18	733
CKX INC	58	308
CLARIANT AG-REG	5	55
CLECO CORP NEW	39	1,066
COCA COLA HELL BOT	41	948
COCA COLA ICECEK	51	509
COGNEX CORP	7	119
COHU INC	6	81
COLFAX CORP	12	148
COLUMBIA BKY SYS INC	13	209
COMCAST CORP NEW	24	386
COMCAST CORP-SPECIAL CL A	244	3,913
COMERICA INC	8	241
COMMERZBANK AG	(24)	(198)
COMMONWEALTH BANK OF AUSTRAL	2	104
COMMSCOPE INC	40	1,059
COMMUNITY HEALTH SYSTEMS INC	10	368
COMMVAULT SYSTEMS INC	5	116
COMPAGNIE FINANCIERE RICHMONT AG	16	533
COMSTAR UNITED TELESYST-GDR	66	365
COMSTOCK RES INC	5	191
CON WAY INC	6	199
CONCHO RESOURCES INC	(4)	(169)
CONOCOPHILLIPS	6	306
CONSECO INC	14	71
CONSUMER STAPLES SPDR	(68)	(1,787)
CONTINENTAL AG	9	472
CONTINENTAL AIRLINES-CLASS B	131	2,342
CORINTHIAN COLLEGES INC	3	45
CORNING INC	79	1,524
CORP MOCTEZUMA	134	309
CORRECTIONS CORP OF AMERICA	5	110
COSTAR GROUP INC	(2)	(63)
COTT CORP QUE	122	1,002
COVANCE INC	(6)	(285)
COVENANT TRANS INC	36	153
COVIDIEN PLC	77	3,711
CREDICORP LTD	11	866
CREDIT SUISSE GROUP AG-REG	23	1,132
CREDIT SUISSE GRP AG	45	2,204
CROCS INC	104	600
CSX CORP	26	1,266
CUBIC CORP	6	213
CUBIST PHARMACEUTICALS INC	14	258
CURTISS WRIGHT CORP	4	110
CVB FINANCIAL CORP	(7)	(57)
CVB FINL CORP	23	197
CVS CAREMARK CORP	52	1,652
CVS/CAREMARK CORP	42	1,344
CYBERONICS INC	35	719
CYMER INC	2	92
CYPRESS BIOSCIENCE INC	27	157
CYPRESS BIOSCIENCES INC	18	107
CYPRESS SEMICONDUCTOR CORP	(3)	(34)
CYTEC INDS INC	15	528
CYTOKINETICS INC	64	185
DABUR INDIA LTD	66	224
DAIKIN INDUSTRIES LTD	(5)	(212)
DAIWA HOUSE INDUSTRY CO LTD	(17)	(182)
DANSKE BANK A/S	2	38
DAVITA INC	14	798
DEBENHAMS PLC	284	358
DEERE & CO	(11)	(575)
DELTA AIR LINES INC	221	2,516
DENA CO LTD	—	544
DEUTSCHE BANK AG-REG	(12)	(841)
DEVON ENERGY CORP	7	479
DEVON ENERGY CORPORATION NEW	5	393
DEXCOM INC	55	446
DIAGEO PLC	72	1,266
DIALOG TELEKOM LTD	1,674	106
DIAMOND OFFSHORE DRILLING	(4)	(406)
DIGITALGLOBE INC	7	173
DIRECTV-CLASS A	151	5,053
DISCOVERY COMMUNICATIONS-A	6	183
DISCOVERY COMMUNICATIONS-C	2	59
DISH NETWORK COMMUNICATION	38	787
DISH NETWORK CORP-A	84	1,743
DJ STOXX 600 OPT BASIC RESOURCES	(3)	(1,107)
DJ STOXX 600 OPT CONS & MATERIALS	—	(62)
DJ STOXX 600 OPT FOOD & BEVERAGE	(1)	(316)
DJ STOXX 600 OPT INDUSTRIAL	(6)	(811)
DJ STOXX 600 OPT OIL & GAS	(4)	(757)
DJ STOXX 600 OPT RETAIL ETF	(11)	(1,659)
DJ STOXX 600 OPT TRAVEL & LEISURE	(3)	(364)
DJ STOXX 600 OPTIMISED BANKS	(42)	(4,330)
DOLE FOOD CO INC	(24)	(298)
DOLLAR GENERAL CORP	56	1,246
DOLLAR THRIFTY AUTOMOTIVE GP	3	71
DOMTAR CORP	29	1,612
DONGFENG MOTOR GRP CO LTD-H	116	167
DOW CHEM CO	160	4,414
DOW CHEMICAL CO	16	449
DREAMWORKS ANIMATION SKG	13	527
DRESSER-RAND GROUP INC	(3)	(103)
DSW INC	29	743
E ON AG	63	2,651
E ON AKTIENGESELLSCHAFT EON NAMEN-AKT	9	384
EAGLE MATLS INC	10	247
EAST JAPAN RAILWAY CO	(1)	(88)
EBAY INC	205	4,833
EBIX COM INC	10	508
ECB BANCORP INC	3	31
ECHOSTAR CORP-A	35	707
ECLIPSYS CORP	59	1,096
EFES BREWERIES INTL N V	20	231
EIRCOM HOLDINGS LTD	176	86
EL PASO CORP	34	336
ELECTROLUX AB-SER B	6	139
ELECTRONIC ARTS INC	(59)	(1,028)
ELI LILLY & CO.	(34)	(1,204)
ELSWEDY CABLES HOL	37	456
EMBOTELLADORA ANDINA SA	34	679
EMC CORP/MASS	(5)	(85)
EMULEX CORP	(5)	(53)
ENAGAS	21	464
ENEL SPA	(32)	(186)
ENERGY SELECT SECTOR	(7)	(417)
ENERGY XXI BERMUDA	754	1,742
ENIRO AB	(44)	(218)
ENTERPRISE GP HOLDINGS LP	19	748

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

EQUINIX INC	5	427
ERICSSON (LM) TEL-SP ADR	41	375
ERICSSON LM-B SHS	123	1,135
ESCO TECHNOLOGIES INC	7	265
ESPRIT HOLDINGS LTD	—	3
ESTERLINE TECHNOLOGIES CORP	3	139
EXELON CORP	38	1,838
EXLSERVICE HLDGS INC	111	2,014
EXPEDIA INC	48	1,227
EXPRESS SCRIPTS INC	17	1,516
EXXON MOBIL CORP	35	2,344
EZCORP INC	16	279
FALCON OIL + GAS LTD	278	40
FAMILY DOLLAR STORES	36	990
FEDEX CORP.	13	1,056
FIBERTOWER CORP	99	415
FINANCIAL SELECT SECTOR SPDR	3	47
FIRST CALIFORNIA FINANCIAL G	7	20
FIRST CMNTY BANCSHARES INC NEW	13	160
FIRST CTZNS BANCSHARES INC N C	2	328
FIRST FINANCIAL HOLDINGS INC	16	211
FIRST QUANTUM MINERALS LTD	14	1,043
FLUOR CORP.	—	—
FLUSHING FINANCIAL CORP	25	284
FMC TECHNOLOGIES INC	(6)	(337)
FOCUS MEDIA HOLDING-ADR	49	776
FOMENTO ECONOMICO MEXICANO SAB	31	1,494
FORD MOTOR CO	187	1,870
FOREST CITY ENTERPRISES INC	68	806
FORESTAR GROUP INC	5	99
FORTIS	10	36
FORWARD AIR CORP	4	95
FRANCE TELECOM	75	1,886
FREEPORT-MCMORAN COPPER-B	8	665
FRESENIUS SE-PREF	51	3,656
FUJI HEAVY INDUSTRIES LTD	34	164
GALP ENERGIA	83	1,437
GAMESTOP CORP NEW CLASS A	(54)	(1,170)
GARMIN LTD	(35)	(1,046)
GARTNER INC	9	164
GASTAR EXPLORATION LTD	34	164
GAYLORD ENTERTAINMENT CO	(16)	(322)
GAZPROM OAO-SPON ADR	16	397
GENCO SHIPPING + TRADING LTD	4	81
GENERAL CABLE CORP	(6)	(175)
GENERAL DYNAMICS CORP	42	2,873
GENERAL ELECTRIC COMPANY	(107)	(1,632)
GENERAL GROWTH PROPERTIES	20	228
GENESEE + WYO INC	6	180
GEN-PROBE INC	(9)	(384)
GEO GROUP INC	10	210
GERRESHEIMER AG	5	183
GILEAD SCIENCES INC	69	2,992
GIVEN IMAGING LTD	109	1,900
GLAXOSMITHKLINE	107	2,284
GLOBALSTAR INC	10	9
GLORIOUS PROPERTY HOLDINGS	1,322	598
GLOVIS CO LTD	1	104
GMX RES INC	10	143
GMX RESOURCES INC	9	118
GOLDCORP INC	(8)	(318)
GOLDMAN SACHS GROUP INC*	587	99,059
GOME ELECTRICAL APPLIANCES	(71)	(26)
GOODRICH CORP	38	2,466
GOODYEAR TIRE	42	596
GOOGLE INC	9	5,306
GPO FIN INBURSA SA	309	913
GREEN MOUNTAIN COFFEE ROASTE	6	493
GREEN PLAINS RENEWABLE ENERGY	5	70
GREENLIGHT CAPITAL RE LTD-A	(3)	(77)
GUANGZHOU R&F PROPERTIES — H	(70)	(124)
GUARANTY TRUST BAN	75	449
HANGER ORTHOPEDIC GROUP	42	585
HANNOVER RUECKVERSICHERU-REG	(3)	(133)
HARTE-HANKS INC	(6)	(66)
HARTFORD FINANCIAL SVCS GRP	(23)	(525)
HAWAIIAN ELECTRIC INDS	(6)	(121)
HDFC BANK	14	506
HDFC BANK LTD — ADR	(2)	(320)
HEADWATERS INC	—	2
HEALTH CARE SELECT SECTOR SPDR FUND	61	1,886
HEALTH NET INC	22	518
HEALTHSOUTH CORP	49	912
HEIDELBERGCEMENT AG	15	1,057
HEINEKEN NV	45	2,131
HELMERICH & PAYNE	(4)	(162)
HENNES & MAURITZ AB	(3)	(165)
HERMES INTERNATIONAL	(4)	(493)
HERSHEY CO/THE	(26)	(932)
HERTZ GLOBAL HOLDINGS INC	(24)	(283)
HESS CORP	12	696
HEWLETT PACKARD CO	10	530
HITTE MICROWAVE CORP	12	477
HOCHTIEF AG	8	609
HOME INNS & HOTELS MANAG-ADR	9	337
HONDA MOTOR CO LTD	6	188
HONG KONG & CHINA GAS	(16)	(40)
HOPSON DEVELOPMENT HOLDINGS	(9)	(13)
HOST HOTELS & RESORTS INC	(49)	(576)
HSBC HOLDINGS PLC	17	194
HUDSON CITY BANCORP INC	(98)	(1,339)
HURON CONSULTING GRP INC	5	111
HYNIX SEMICONDUCTOR INC	2	30
HYUNDAI MOTOR CO	2	158
IAC/INTERACTIVECORP	(1)	(14)
IBERDROLA RENOVABL	282	1,345
IBERIA LINEAS AER DE ESPANA	117	320
ICAHN ENTERPRISES LP	—	(11)
ICICI BK LTD	17	628
ICONIX BRAND GROUP INC	21	259
ILLUMINA INC.	18	551
INCITEC PIVOT	498	1,591
INCYTE CORP	98	896
IND & COMM BK OF CHINA — H	367	305
IND + COM BK CHINA	723	600
INDOCEMENT TUNGGAL	758	1,106
INDRAPRASTHA GAS	8	35
INFINEON TECHNOLOGIES AG	7	36
INFINERA CORP	11	100
INFORMATICA CORP	35	897
INFOSYS TECHNOLOGIES — ADR	(12)	(637)
ING GROEP NV-CVA	259	2,566
INPEX CORPORATION	—	1,175
INTEGRATED DEVICE TECHNOLOGY	23	148
INTEL CORP	11	222
INTERNATIONAL BANCSHARES CORP	9	172
INTERNATIONAL BANCSHARES CRP	(5)	(100)
INTERNATIONAL BUSINESS MACHS	29	3,824
INTERNATIONAL ROYALTY CORP	19	136
INTERNET BRANDS INC-CL A	16	125
INTERPUBLIC GROUP COS	(60)	(440)
INTL BUSINESS MACHINES CORP	(1)	(128)
INTL CONTAINER	856	416
INTL GAME TECHNOLOGY	(40)	(756)
INTREPID POTASH INC	(19)	(543)
INTUITIVE SURGICAL INC	6	1,816
INVERNESS MEDICAL INNOVATION	32	1,317
ISETAN MITSUKOSHI HOLDINGS L	(8)	(73)
ISHARES DJ US BROKER DEALERS INDEX FUND	(66)	(1,848)
ISHARES DJ US REAL ESTATE	(16)	(732)
ISHARES FTSE/ XINHUA CHINA A50 IDX	(617)	(1,188)
ISHARES FTSE/XINHUA CHINA 25	(14)	(571)
ISHARES FTSE/XINHUA CHINA 25 INDEX FUND	(28)	(1,177)
ISHARES MSCI EMERG MKT IDX FD	(2)	(83)
ISLE CAPRI CASINOS INC	11	81

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

ITRON INC.	12	789
ITT CORP NEW	6	317
J FRONT RETAILING CO LTD	(18)	(79)
J2 GLOBAL COMMUNICATIONS INC	(19)	(394)
JAMES RIV COAL CO	4	74
JETBLUE AWYS CORP	30	166
JFE HOLDINGS INC	(2)	(94)
JGC CORP	81	1,484
JOHNSON & JOHNSON	(18)	(1,157)
JOHNSON + JOHNSON	37	2,351
JOS A BANK CLOTHIERS INC	6	262
JPMORGAN CHASE & CO	80	3,325
JPMORGAN CHASE + CO	72	2,997
JULIUS BAER GROUP LTD	(5)	(160)
JUNIPER NETWORKS INC	8	208
JUPITER TELECOMMUNICATIONS	—	145
JYSKE BANK-REG	—	9
KALINA CONCERN	5	72
KAO CORP	(2)	(51)
KAR AUCTION SERVICES INC	15	212
KAZAKHGOLD GROUP LTD	18	131
KAZAKHMYS	51	1,090
KBC GROEP NV	7	326
KENSEY NASH CORP	(2)	(49)
KEYENCE CORP	—	(83)
KIA MOTORS CORPORATION	45	779
KINETIC CONCEPTS INC	(3)	(122)
KKR FINANCIAL HOLDINGS LLC	578	3,352
KODIAK OIL + GAS CORP	87	194
KOHLS CORP	7	383
KOREA ELEC POWER	58	1,710
KOREA ELEC PWR CORP	2	31
KRAFT FOODS INC	(6)	(174)
K’S HOLDINGS CORP	(2)	(51)
KTB SECURITIES CO LTD	20	71
KWG PROPERTY HOLDING LTD	(81)	(62)
LDK SOLAR CO LTD — ADR	1	8
LEH CLAIM OZGR	—	42
LENDER PROCESSING SERVICES	10	422
LENNOX INTL INC	27	1,070
LG DISPLAY CO LTD	14	473
LI NING CO LTD	(13)	(49)
LIBERTY GLOBAL INC-A	9	201
LIBERTY GLOBAL INC-SERIES C	(7)	(163)
LIBERTY MEDIA CORP-INTER A	124	1,339
LIBERTY MEDIA-STARZ SERIES A	5	243
LIFE TECHNOLOGIES CORP	16	849
LIGAND PHARMACEUTICALS INC	122	264
LINCARE HOLDINGS INC	(8)	(288)
LINCOLN NATIONAL CORP	137	3,396
LINDSAY CORP	3	112
LINEAR TECHNOLOGY CORP	(1)	(25)
LINN ENERGY LLC-UNITS	256	7,146
LITTELFUSE INC	5	151
LOJAS RENNER SA	26	591
LONGTOP FINANCIAL TECHNO — ADR	9	333
LORILLARD INC	43	3,496
LOWES COS INC	16	372
LSR GROUP OAO	53	485
LUKOIL OIL COMPANY	30	1,716
LYNAS CORPORATION LIMITED	735	363
M & T BANK CORP	9	598
M&T BANK CORP.	(6)	(389)
MAANSHAN IRON & STEEL-H	(138)	(101)
MACQUARIE INFRASTRUCTURE GRP	(21)	(26)
MACQUARIE MEDIA GROUP LTD	—	—
MACY’S INC	97	1,630
MAGELLAN HEALTH SERVICES INC	20	827
MAGNIT	20	1,436
MAGNIT OJSC-SPON GDR REGS	29	459
MAGUIRE PROPERTIES INC	3	4
MAN SE	20	1,529
MANNKIND CORP	(14)	(127)
MAP GROUP	(48)	(134)
MARFRIG FRIGORIFIC	51	555
MARVELL TECHNOLOGY GROUP LTD	85	1,773
MASIMO CORPORATION	24	727
MASSEY ENERGY CO	(6)	(233)
MASTERCARD INC	10	2,497
MASTERCARD INC-CL A	—	62
MB FINL INC	10	199
MCDONALDS CORP	63	3,901
MCDONALD’S CORP	33	2,042
MCMORAN EXPLORATION CO.	(19)	(151)
MEAD JOHNSON NUTRITION CO-A	97	4,258
MEADWESTVACO CORP.	(29)	(829)
MEDCO HEALTH SOLUTIONS INC	(11)	(696)
MEDIATEK INC	80	1,404
MEDICINES CO	15	126
MEDTRONIC INC	(1)	(42)
MEGACABLE HOLDINGS	204	431
MEGASTUDY CO LTD	1	302
MERCK & CO. INC.	148	5,408
MERCK + CO INC NEW	55	2,008
MEREDITH CORP	(8)	(261)
METLIFE INC	10	348
METRO AG	11	678
MF GLOBAL LTD	16	108
MGIC INVESTMENT CORP	333	1,925
MICROCHIP TECHNOLOGY INC	(1)	(33)
MICROS SYS INC	14	434
MICROSEMI CORP	25	449
MILLIPORE CORP	(1)	(62)
MINERAL DEPOSITS	106	94
MISTRAS GROUP INC	10	155
MITSUBISHI UFJ FINANCIAL GRO	55	266
MITSUBISHI UFJ FINANCIAL GROUP	100	485
MITSUI ENGINEER & SHIPBUILDING CO	(65)	(155)
MITSUI FUDOSAN CO	83	1,389
MIZUHO FINANCIAL GROUP	(241)	(429)
MKS INSTRS INC	5	78
MOBILE TELESYSTEMS	11	547
MOL HUNGARIAN OIL	18	1,627
MOL MAGYAR OLAJ GAZ. NYRT	4	220
MOLINA HEALTHCARE INC	(4)	(88)
MONSTER WORLDWIDE INC	(6)	(100)
MOOG INC	12	342
MORRISON(W)SUPRMKT	441	1,977
MOSAIC COMPANY	(5)	(274)
MOTOROLA INC	(7)	(50)
MUELLER WTR PRODS INC	6	33
MUENCHENER RUECKVER AG-REG	(1)	(232)
MURRAY + ROBERTS	176	1,113
MYER HOLDINGS LTD	532	1,740
MYLAN LABS INC	(6)	(108)
MYRIAD GENETICS INC	(21)	(548)
NATIONAL AUSTRALIA BANK LTD	(8)	(208)
NATIONAL ENERGY	27	—
NATIONAL INSTRS CORP	12	345
NATIONAL OILWELL VARCO INC	(2)	(72)
NATIONAL PENN BANCSHARES INC	44	256
NATL ENERGY 10.375% UNIT FROM REORG	3,671	—
NETAPP INC	5	168
NETBANK INC	3	—
NETEZZA CORP	49	476
NETFLIX INC	(14)	(758)
NEUROGEN CORP	68	12
NEW WORLD DEPARTMENT	384	352
NEW YORK COMMUNITY BANCORP	(71)	(1,030)
NEWELL RUBBERMAID INC	(35)	(523)
NEWSTAR FINANCIAL INC	16	64
NIKON CORP	78	1,532
NIPPON YUSEN	(1)	(2)
NISSAN MOTOR CO LTD	107	935
NOBLE CORP	(10)	(406)

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

NOBLE ENERGY INC	15	1,101
NOBLE GROUP LTD	(302)	(699)
NOKIA CORP	(35)	(447)
NOKIA CORP — SPON ADR	(5)	(63)
NOKIA OYJ	(41)	(524)
NOMURA HOLDINGS	198	1,448
NOMURA HOLDINGS INC	100	730
NORDEA AB	(28)	(281)
NORDEA BANK AB	(62)	(637)
NORFOLK SOUTHN CORP	52	2,721
NORTHSTAR REALTY FINANCE COR	181	620
NORTHWEST BANCSHARES INC/MD	4	48
NOVATEK OAO	18	1,170
NOVATEK OAO-SPONS GDR REG S	(3)	(204)
NOVOROSSIYSK COML SEA PORT PUB	67	768
NUCOR CORP	37	1,745
NVIDIA CORP	(51)	(960)
OCCIDENTAL PETROLEUM CORP	—	1
OCWEN FINL CORP	32	301
OFFICE DEPOT INC	38	246
OFFICEMAX INC DEL	72	916
OIL SERVICES HOLDRS TRUST	(4)	(432)
OJSC OC ROSNEFT	123	1,060
OMEGA NAVIGATION ENTERPRISES	17	53
OMEGA PROTEIN CORP	19	84
OMINCARE INC	(5)	(113)
OMNICOM GROUP	(5)	(191)
ON SEMICONDUCTOR CORP	(3)	(29)
ONYX PHARMACEUTICALS INC	7	217
OPTO CIRCUITS IND	54	263
ORACLE CORP	17	407
ORACLE CORPORATION	72	1,765
ORASCOM CONSTR IND	43	1,924
ORIENTAL FINANCIAL GROUP	15	164
ORION CORP	—	98
ORIX CORP	(4)	(253)
OUTOKUPMU OYJ	3	53
PACIFIC CENTURY PREMIUM DEVE	861	234
PACWEST BANCORP	(10)	(191)
PANASONIC CORP	89	1,272
PANIN LIFE	15,327	228
PAREXEL INTL CORP	62	876
PARKER HANNIFIN CORP.	15	780
PARKSON RETAIL GRO	501	877
PAUL Y. ENGINEERING GROUP	43	4
PDF SOLUTIONS INC	31	119
PEARSON	125	1,799
PEBBLEBROOK HOTEL TRUST	6	139
PENN VA CORP	39	830
PEPSICO INC	23	1,406
PERFECT WORLD CO LTD-ADR	8	312
PERFECT WORLD CO-SPON ADR	19	734
PERNOD-RICARD	4	318
PERSIMMON	168	1,276
PERUSAHAAN TELEKOMUNIKIASI IND	37	1,490
PETROFAC	63	1,061
PETROLEO BRASILEIRO SA	49	2,346
PETROPLUS HOLDINGS	64	1,169
PFIZER INC	381	6,916
PHARMACEUTICAL HOLDRS TRUST	15	1,016
PHARMACEUTICAL PRODUCT DEVELOP	(11)	(269)
PHARMASSET INC	26	532
PHH CORP	(46)	(749)
PHILIPS ELECTRONICS NV	39	1,151
PICK N PAY STORES	51	287
PIER 1 IMPORTS INC	139	706
PINNACLE ENTMT INC	8	67
PIONEER NATURAL RESOURCES	(12)	(585)
PLATINUM UNDERWRITERS HOLDINGS	29	1,095
PMC — SIERRA INC	(2)	(14)
PMI GROUP INC/THE	87	218
PNC FINANCIAL SERVICES GROUP	25	1,330
POLO RALPH LAUREN CORP	25	2,059
POLY HONG KONG INVESTMENT LT	(21)	(26)
PORTLAND GEN ELEC CO	17	351
PORTUGAL TCOM SGPS	145	1,777
POTASH CORP OF SASKATCHEWAN	(3)	(286)
POTASH CORP SASK INC	9	1,006
POWELL INDS INC	6	195
POWERSHARES QQQ	(3)	(119)
PPR	8	969
PRAXAIR INC	(7)	(560)
PRICELINE COM INC	6	1,207
PRICELINE.COM INC	2	505
PRIME INFRASTRUCTURE GROUP	154	573
PROGRESSIVE CORP.	74	1,321
PRUDENTIAL FINANCIAL INC	68	3,398
PYI CORP LTD	2,995	155
QBE INSURANCE GROUP LIMITED	—	—
QLOGIC CORP	48	908
QUALCOMM INC	72	3,342
RACKSPACE HOSTING INC	14	290
RADIOSHACK CORP	(38)	(742)
RAIFFEISEN INTL BK HLDG	(2)	(114)
RAMAYANA LESTARI	2,170	143
RASER TECHNOLOGIES INC	(6)	(7)
RASPADSKAYA OAO	173	825
RAYTHEON CO	16	818
RAYTHEON COMPANY	12	639
RED ELECTRICA DE ESPANA	6	325
RED HAT INC	5	151
REED ELSEVIER NV	224	2,766
REGAL BELOIT CORP	3	177
REGAL ENTERTAINMENT GROUP-A	—	6
REGENERON PHARMACEUTICALS INC	28	675
RENAISSANCERE HOLDINGS LTD	7	395
RENHE COMMERCIAL HOLDINGS	1,245	283
RESEARCH IN MOTION	(1)	(55)
REYNOLDS AMERICAN INC	(22)	(1,176)
RF MICRO DEVICES INC	169	806
RIGEL PHARMACEUTICALS INC	38	361
RIO TINTO	45	2,486
RIVERBED TECHNOLOGY INC	4	94
ROBBINS + MYERS INC	10	228
ROCHE HOLDINGS AG	16	2,781
ROCK TENN CO	10	494
ROCKWELL COLLINS INC	7	405
ROCKWOOD HLDGS INC	23	530
ROCKWOOD HOLDINGS INC	39	914
ROGERS COMMUNICATIONS -CL B	(31)	(970)
ROMARCO MINERALS INC	41	69
ROSETTA RES INC	45	893
ROSNEFT OJSC-GDR	(14)	(121)
ROVI CORP	21	642
ROYAL BANK OF CANADA	(17)	(904)
ROYAL DUTCH SHELL A SHARES	(3)	(99)
ROYAL GOLD INC	4	188
RREEF CHINA COMMERCIAL TRUST	799	334
RTI INTL METALS INC	3	83
S & T BANCORP INC	(8)	(140)
S A C I FALABELLA	56	330
SABMILLER PLC	84	2,452
SALESFORCE.COM INC	2	120
SALIX PHARMACEUTICALS LTD	11	284
SAMSON HOLDING LTD	1,131	175
SAMSUNG ELECTRONIC	2	1,389
SAMSUNG ELECTRS LTD	5	1,695
SAMSUNG FIRE + MAR	6	1,059
SANDISK CORP	5	141
SANDS CHINA LTD	710	867
SANDVIK AB	(25)	(303)
SANOFI AVENTIS	29	2,290
SAP AG-SPONSORED ADR	(5)	(234)
SAPIENT CORP	282	2,336
SASOL	61	2,485

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

SBA COMMUNICATIONS CORP-CL A	(23)	(800)
SBERBANK CLS	718	2,016
SCBT FINL CORP	8	230
SCHLUMBERGER LTD	16	1,061
SCHNEIDER ELECTRIC SA	(3)	(349)
SCHWAB (CHARLES) CORP	72	1,346
SCIENTIFIC GAMES CORP	46	669
SEABORD CORP DEL	—	35
SEAGATE TECHNOLOGY	9	166
SEARS HOLDING CORP	(6)	(534)
SEATTLE GENETICS INC	57	577
SEM GROUP EQUITY	35	871
SEMICONDUCTOR HOLDRS TRUST	(5)	(143)
SES	101	2,272
SEVENTH CONTINENT	16	63
SHANDA GAMES LTD-ADR	(22)	(224)
SHANDA INTERACTIVE-SPON ADR	(5)	(286)
SHAW GROUP INC	20	581
SHERWIN-WILLIAMS	(3)	(160)
SHIMAMURA CO LTD	—	(38)
SHIMAO PROPERTY HOLDINGS LTD	(18)	(33)
SHIN ETSU CHEM CO	34	1,904
SHINHAN FINANCIAL	42	1,568
SHINSEI BANK LTD	(146)	(158)
SHIRAM TRANSPORT	91	948
SHISEIDO CO LTD	(9)	(178)
SHUN TAK HOLDINGS LTD	334	210
SIDER NACIONAL CIA	36	1,172
SIEMENS AG	21	1,913
SIGMA DESIGNS	10	107
SIGMA-ALDRICH	(13)	(654)
SIGNATURE BK NEW YORK NY	37	1,168
SIGNET JEWELERS LTD	2	48
SIGNET JEWELERS LTD-ADR	4	102
SILGAN HLDGS INC	15	839
SILICONWARE PRECISION-SP ADR	16	114
SINA CORP	(4)	(192)
SINOFERT HOLDINGS LTD	(257)	(144)
SINOPHARM GROUP CO-H	26	91
SKANDINAVISKA ENSKILDA BAN-A	(48)	(300)
SKANSKA AB	(28)	(470)
SKYTERRA COMMUNICATIONS INC	16	76
SKYWORKS SOLUTIONS	(6)	(81)
SKYWORKS SOLUTIONS INC	42	590
SLM CORP	850	9,574
SMITH A O CORP	5	204
SMITH INTERNATIONAL INC	18	486
SNAM RETE GAS	67	333
SOC GENERALE	31	2,173
SOCIETE GENERALE	9	613
SOHU.COM INC	(2)	(132)
SOLUTIA INC	112	1,427
SOUTH FINANCIAL GROUP INC	56	36
SOUTHERN CROSS MEDIA GROUP	9	16
SOUTHERN UNION CO	18	423
SOUTHWESTERN ENERGY CO	19	924
SPDR BARCLAYS CAPITAL HIGH	43	1,672
SPDR GOLD TRUST	(6)	(594)
SPDR KBW INSURANCE ETF	(54)	(1,862)
SPDR S&P OIL & GAS EXPLORATION	(48)	(1,984)
SSAB AB-A SHARES	(13)	(214)
ST JOE CO/THE	(3)	(94)
ST JUDE MEDICAL INC	12	448
STANCORP FINL GROUP INC	5	188
STANDARD BK GR LTD	158	2,191
STANDARD MICROSYSTEMS CORP	2	33
STANLEY WORKS	4	226
STAPLES INC	—	—
STATE STREET CORP	55	2,412
STEC INC.	(50)	(817)
STEREOTAXIS INC	95	375
STERICYCLE INC	(9)	(538)
STIFEL FINL CORP	7	385
STOREBRAND ASA	149	1,023
STRYKER CORP.	(12)	(625)
STURM RUGER & CO INC	(7)	(68)
SUN HUNG KAI PROPERTIES	(9)	(135)
SUN HUNG KAI PROPS	111	1,665
SUN PHARMACEUTICAL	43	1,413
SUNOCO INC	21	542
SUNPOWER CORP-CLASS A	2	56
SUPERIOR WELL SERVICES INC	3	38
SUPERTEX INC	2	45
SUZUKI MOTOR CORP	(4)	(88)
SWAP CITIBANK BOC	(540)	(540)
SWAP DEUTSCHE BOC	(270)	(270)
SWAP JPM CHASE COC	280	280
SWAP UBS COC	80	80
SWISS RE-REG	(1)	(60)
SYBASE INC	(1)	(56)
SYDBANK A/S	—	7
SYMANTEC CORP	(14)	(248)
SYNAPTICS INC	(36)	(1,097)
SYNCORA HOLDINGS LTD	45	17
SYNTHES INC.	(4)	(501)
T&D HOLDINGS INC	19	382
TAIWAN SEMICNDCTR MFG CO LTD	162	1,853
TAIWAN SEMICON MAN	2,040	4,115
TAIWAN SEMICONDUCTOR-SP ADR	(11)	(125)
TAKASHIMAYA CO.	(11)	(70)
TALLINK GROUP AS EEK10	476	253
TARGET CORP	25	1,221
TCF FINANCIAL CORP	(41)	(559)
TD AMERITRADE HOLDING CORP	72	1,386
TEAM HEALTH HOLDINGS LLC	8	106
TEGMA GESTAO LOGISTICA	5	43
TELEDYNE TECHNOLOGIES INC	9	326
TELEFONICA SA	(2)	(57)
TELEKOMUNIKASI IND	2,701	2,717
TELUS CORP	(14)	(467)
TEN NETWORK HOLDINGS LIMITED	4	7
TENCENT HOLDINGS LTD	23	506
TERADATA CORP	25	771
TERADYNE INC	10	103
TEREX CORP	78	1,542
TERNA PARTICIPACOE	26	553
TESCO PLC	115	796
TESORO CORP	(37)	(506)
TEVA PHARMACEUTICAL INDS LTD	37	2,076
TEVA PHARMACEUTICAL-SP ADR	77	4,366
THAI BEVERGAE PUBL	4,274	746
THALES SA	13	663
THERMO FISHER SCIENTIFIC INC	28	1,324
THOMSON (EX-TMM)	(125)	(163)
THOMSON REUTERS CORP	(7)	(211)
THYSSENKRUPP AG	13	473
TIME WARNER CABLE	(10)	(403)
TIME WARNER INC	(25)	(728)
TIVO INC	35	359
TJX COS INC NEW	(20)	(742)
TNT NV	29	906
TOMTOM	(8)	(75)
TORO CO	(11)	(457)
TORONTO-DOMINION BANK	9	553
TOTVS SA	8	556
TOWER GROUP INC	43	997
TOYOTA MOTOR CORP	83	3,472
TOYOTA MOTOR CORPORATION	29	1,189
TPI TRIUNFO PARTIC	35	113
TRACTEBEL ENERGIA	37	457
TRANSATLANTIC HOLDINGS INC	19	1,006
TRANSOCEAN LTD	125	10,403
TRANSOCEAN LTD ZUG	44	3,591
TRAVELERS COS INC/THE	47	2,318
TRIQUINT SEMICONDUCTOR INC	68	409

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

TRIUMPH GROUP INC NEW	3	125
TRUE RELIGION APPAREL INC	(13)	(234)
TRUE RELIGION APPL	25	464
TRW AUTOMOTIVE HOLDINGS CORP	(19)	(448)
TSINGTAO BREWERY	39	218
TSINGTAO BREWERY CO LTD-H	(30)	(166)
TULLOW OIL	115	2,433
TURKIYE GARANTI BANKASI	193	818
TURKIYE IS BANKASI-C	191	804
TW TELECOM INC	54	917
TYCO INTERNATIONAL LTD	29	1,022
TYSON FOODS CL A	(76)	(933)
UMB FINL CORP	24	933
UMPQUA HLDGS CORP	87	1,172
UNICREDIT SPA	647	2,173
UNILEVER NV	100	3,254
UNION PAC CORP	55	3,524
UNION PACIFIC CORP	(4)	(242)
UNISOURCE ENERGY CORP	69	2,215
UNITED BANKSHARES INC	(28)	(565)
UNITED CMNTY BKS INC BLAIRSVIL	83	281
UNITED PARCEL SVC INC	5	295
UNITED TECHNOLOGIES CORP	6	423
UNITED THERAPEUTICS CORP DEL	8	416
UNITEDHEALTH GROUP INC	102	3,124
US BANCORP DEL	108	2,431
USA TRUCK INC	2	23
VALE SA-SP ADR	(63)	(1,837)
VALE SA-SP PREF ADR	(126)	(3,132)
VALIDUS HOLDINGS LTD	81	2,171
VALLEY NATIONAL BANCORP	(23)	(327)
VALLOUREC	(5)	(880)
VANCEINFO TECHNOLOGIES ADR	9	164
VARIAN SEMI EQUIP ASSOC INC	3	97
VEOLIA ENVIRONNEMENT	2	62
VERISIGN INC	(15)	(370)
VERIZON	(9)	(296)
VERIZON COMMUNICATIONS	(16)	(527)
VIACOM INC-Class B	23	696
VIENNA INSURANCE GROUP	10	538
VIMPELCOM-SP ADR	—	(2)
VISA INC	40	3,497
VISA INC-CLASS A SHARES	—	36
VITRAN CORP INC	35	384
VMWARE INC-CLASS A	1	34
VOCUS INC	14	254
VODAFONE GROUP PLC	1,391	3,230
VODONE LTD	2,196	507
VOLCANO CORP	36	620
VORNADO REALTY	2	111
WADDELL + REED FINL INC	13	382
WAL MART DE MEXICO SAB DE CV	87	388
WALT DISNEY CO.	(10)	(319)
WALTER ENERGY INC	4	294
WANT WANT CHINA HO	999	701
WARNACO GROUP INC	9	359
WASTE MANAGEMENT INC	(22)	(742)
WATSCO INC	6	304
WATSON WYATT WORLDWIDE INC	17	789
WATTS WATER TECHNOLOGIES INC	12	356
WELLCARE HEALTH PLANS INC	(3)	(121)
WELLPOINT INC	119	6,932
WELLS FARGO & CO	259	6,980
WELLS FARGO & COMPANY	45	1,209
WELLS FARGO + CO	165	4,471
WELSPUN GUJARAT ST	71	414
WERNER ENTERPRISES INC	5	89
WESBANCO INC	(5)	(57)
WESCO INTL INC	4	116
WESTERN ALLIANCE BANCORP	(3)	(12)
WHITING PETE CORP NEW	22	1,565
WHITING PETROLEUM CORP	(3)	(217)
WIENERBERGER AG	85	1,557
WILLIAMS COS INC	209	4,414
WILLIS GROUP HOLDINGS PLC	19	509
WILMAR INTERNATIONAL LTD	(51)	(233)
WINN-DIXIE STORES INC	(8)	(86)
WINNEBAGO INDUSTRIES	17	206
WINTRUST FINANCIAL CORP	(4)	(117)
WOORI FINANCE HOLDINGS	26	316
WRIGHT EXPRESS CORP	21	669
WUXI PHARMATECH CAYMAN INC	42	662
WYNDHAM WORLDWIDE CORP	29	580
WYNN MACAU LTD	(71)	(87)
WYNN RESORTS LTD	(4)	(223)
X 5 RETAIL GROUP NV	35	1,107
X 5 RETAIL GROUP NV-REGS GDR	(9)	(274)
XENOPORT INC	20	359
XILINX INC	(1)	(36)
XINAO GAS HOLDINGS	291	750
XL CAPITAL LTD -CLASS A	210	3,857
XTO ENERGY INC	—	1
XTO ENERGY INC.	22	1,024
XYRATEX LTD	39	514
YAHOO! INC	69	1,163
YANLORD LAND GROUP LTD	(27)	(42)
YAPI VE KREDI BANKASI A S	615	1,346
YELLOW PAGES INCOME FUND-TRUST	(84)	(429)
YINGDE GASES GROUP COMPANY	333	343
ZENITH NATL INS CORP	12	354
ZHONGPIN INC	36	650
ZIONS BANCORPORATION	(37)	(472)
ZUMIEZ INC	34	431
ZURICH FINANCIAL SERVICES AG	7	1,454

Total Common Stock	110,191	709,081

Cash and Short-term Investments
ADLAC 5.5% SERIES D ESC	3	—
AERLS 2007-1A G3 FLT 05/10/2032 144A	—	—
AHL 5.625% PFD	1	52
AHM 2007-1 GIOP 2.08 05/25/2047	13,319	897
AHMA 2007-1 A1 FLT 02/25/2047	889	403
AHMA 2007-2 A1 FLT 03/25/2047	611	311
AIREM 2006-1X 2A1 FLT 09/20/2066	200	210
AMBAC FINANCIAL GRP INC	47	567
ARMT 2006-1 2A1 03/25/2036	588	312
AUSTRALIAN DOLLARS	—	1
BALTA 2006-7 1A1 FLT 12/25/2046	509	233
BCAP 2007-AA2 12A1 FLT 05/25/2047	324	156
BL SUPERSTORE FINANCE FLT 10/04/2015	45	62
BRAZIL REAL	—	—
BRAZILIAN REAL	—	—
BRITISH POUND	1,726	2,780
BSABS 2007-HE6 1A1 FLT 08/25/2037	512	324
BSMF 2007-AR2 A1 FLT 03/25/2037	325	154
BSMF 2007-AR4 1A1 FLT 09/25/2047	978	502
BSMF 2007-AR5 2A1 FLT 06/25/2037	552	292
CANADIAN DOLLAR	1,760	1,681
CENTP 2007-1 A1 FLT 10/10/2018	900	1,197
CFLX 2007-2 A1 FLT 05/25/2037	170	105
CFLX 2007-M1 2F4 6.35 08/25/2037	894	495
CMLTI 2006-NC2 A2B FLT 09/25/2036	120	51
CMLTI 2006-WF1 A2D 5.923 03/25/2036	366	157
CNP 2% 09/15/29	39	1,038
CWALT 2006-29T1 2A13 FLT 10/25/2036	382	169
CWALT 2007-5CB 2A4 FLT 04/25/2037	702	63
CWALT 2007-OA3 1A1 FLT 04/25/2047	986	480
CWHL 2006-TM1 A1 FLT 03/25/2046	3,913	1,742
DANISH KRONE	2	—
DBALT 2007-OA3 A1 FLT 07/25/2047	92	46
EMC 5 A FLT 04/28/2019	52	67
EPICP BROD A FLT 01/22/2016	94	105
EURO CURRENCY	26	38

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

EUROPEAN MONETARY UNIT	10,503	15,046
FHAMS 2006-FA8 1A7 6 02/25/2037	132	106
GEBL 2006-2A A FLT 11/15/2034 144A	463	329
GEBL 2007-1A A FLT 04/16/2035 144A	973	682
GRNPNT FDG TR SER 2007-AR2 CL 1A4A FLT 04/25/47	218	97
GSAA 2006-16 A1 FLT 10/25/2036	667	340
GSR 2007-AR1 2A1 03/25/2047	757	514
GSR 2007-AR2 1A1 FLT 05/25/2047	1,662	1,151
HMBT 2006-1 3A2 FLT 04/25/2037	808	313
HONG KONG DOLLAR 102	—	—
HUNGARIAN FORINT	4,992	26
HVMLT 2005-12 2A11 FLT 10/19/2035	201	95
HVMLT 2006-8 2A1A FLT 07/21/2036	112	58
HVMLT 2007-1 2A1A FLT 04/19/2038	269	138
HVMLT 2007-3 2A1A FLT 05/19/2047	1,261	631
IMSC 2007-F3 2A1 6.5 09/25/2037	130	81
INCAPS FUNDING I LTD/CRP FLT 06/01/2033 144A	140	98
INDONESIA RUP	—	—
INDONESIAN RUPIAH	60,052	6
ISRAELI SHEKELS	912	241
JAPANANESE YEN - 102	—	(6)
JPMCC 2006-FL1A D FLT 02/15/2020 144A	52	30
LXS 2007-15N 2A1 FLT 08/25/2037	1,081	514
LXS 2007-15N 4A1 FLT 08/25/2047	1,433	674
MANA 2007-OAR1 A1 FLT 02/25/2037	100	53
MANA 2007-OAR2 A1 FLT 04/25/2037	397	218
MCMORAN EXPLORATION 8% PFD	—	193
MEXICAN PESO	5	—
MLMBS 2007-2 1A1 FLT 08/25/2036	121	90
NEW ZEALAND DOLLAR	(57)	(41)
NORWEGIAN KRONA	4,409	761
NORWEGIAN KRONE	143	25
NWSTR 2006-1A A1 FLT 03/30/2022	925	750
NWSTR 2006-1A C FLT 03/30/2022 144A	342	174
OPERA CMH A FLT 01/15/2015	300	284
PHILIPPINE PESO	—	—
POLAND ZLOTY	(15)	(5)
POUND STERLING	44	71
PREFERRED TERM SECS XIX FLT 12/22/2035 144A	133	63
PREFERRED TERM SECS XVII FLT 06/23/2035 144A	390	192
PREFERRED TERM SECS XX FLT 03/22/2038 144A	272	73
PREFERRED TERM SECS XXI FLT 03/22/2038 144A	720	197
PREFERRED TERM XXIII FLT 12/22/2036	1,099	491
PREFERRED TERM XXIII FLT 12/22/2036 144A	920	414
PRIMA 2006-CR1A A1 5.417 12/28/2048	608	502
RALI 2006-QO4 2A1 FLT 04/25/2046	804	396
RALI 2007-QH9 A1 FLT 11/25/2037	693	309
RALI 2007-QS9 AV FLT 07/25/2037	3,726	33
RAST 2006-A14C 2A7 FLT 12/25/2036	2,352	296
RAST 2006-A3CB AX 6 01/25/2046	498	56
RAST 2007-A1 A4 FLT 03/25/2037	2,349	195
REC 4 A1 FLT 10/20/2014	563	725
ROMULUS FINANCE S.R.L FLT 02/20/2015	1,500	1,505
RUSSIAN ROUBLES	(4)	—
SAMI 2005-AR8 A2 FLT 02/25/2036	269	153
SAMI 2006-AR3 12X 1 04/25/2036	4,068	77
SAMI 2007-AR1 2A1 FLT 01/25/2037	306	154
SAPPHIRE INDUSTRIALS C-UNITS	44	444
SARM 2006-2 5A1 FLT 03/25/2036	115	74
SARM 2007-1 1A1 FLT 02/25/2037	346	173
SARM 2007-9 2A1 FLT 10/25/2047	184	115
SEM GROUP CASH HOLD	492	492
SLOSO 2005-1A A1L FLT 10/15/2035	1,326	555
SOMF 1 A2 FLT 04/22/2014	261	268
SOUTH AFRICAN RAND	96	12
SOUTH KOREAN WON	10	—
SWEDISH KRONA	—	—
SWEDISH KRONER	13,873	1,938
SWISS FRANC	(940)	(908)
TAURS 3 A FLT 04/22/2015	201	215
THAILAND DOLLAR	—	—
TITN 2006-4FSX A1 9/03/2013	381	463
TITN 2007-1X A FLT 01/20/2017	480	607
TITN 2007-1X B FLT 01/20/2017	291	249
TITN 2007-1X D FLT 01/20/2017	72	32
TITN 2007-1X E FLT 01/20/2017	155	38
US DOLLARS	—	23,590
VALE CAPITAL LTD 5.5 (SERIES RIOP) PFD	76	4,128
VALEO 1A A2 FLT 01/15/2013 144A	367	284
WAMU 2005-AR1 A1A FLT 01/25/2045	26	19
WAMU 2005-AR13 A1A1 FLT 10/25/2045	80	55
WAMU 2005-AR17 A1A1 FLT 12/25/2045	208	148
WAMU 2005-AR2 2A23 FLT 01/25/2045	520	352
WAMU 2005-AR6 2A1C FLT 04/25/2045	190	77
WAMU 2005-AR6 2AB3 FLT 04/25/2045	174	79
WAMU 2005-AR8 2AB3 FLT 07/25/2045	209	103
WAMU 2006-AR4 1A1A FLT 05/25/2046	150	84
WBCMT 2005-WL6A J FLT 10/15/2017 144A	168	141
WFMBS 2006-AR10 4A1 FLT 07/25/2036	368	278
WINDERMERE SER I CL B FLT 01/31/2023	4	6
WINDERMERE SER I CL C FLT 01/31/2023	170	165
WINDERMERE SER I CL D FLT 01/31/2023	127	86
WMALT 2006-AR4 DA FLT 06/25/2046	551	212

Total Cash and Short-Term Investment	664,416	193,831

Fixed Income Securities
ADELPH COM 10.25 11/1/06 NA ESC	24	1
ADELPHIA COMM 7.5% 01/04 NA ESCROW	8	—
ADLAC 3.25 05/01/21 NA ESCROW	2,031	—
AERO INVENTORY RCF USD	40	8
AES 9.75% 4/15/2016 (144)	637	694
AFRISAM INVESTMENT FLT 02/04/2012	555	549
AGN 1.5 04/01/2026	(1,102)	(1,282)
ALERIS INTERNATIONAL INC 10 12/15/2016 (DEFAULTED)	90	—
ALLIED IRISH BANKS PLC FLT 07/30/2015	152	97
ALTAS ENERGY 12 1/8% 8/1/17	1,017	1,159
AMER INTL GRP	500	668
AMERICAN HOME MTG ASSET	321	163
AMERICAN INTL GROUP	300	271
ANZ NATL INTL LTD MEDIUM TERM	363	391
ARM 4.625% 3/1/26	591	529
ATLAS ENERGY 10.75% 2/1/18	1,527	1,706
ATLAS PIPELINE 8.125 12/15/2015	1,241	1,092
ATLAS PIPELINE 8.75 06/15/18 144A	2,514	2,212
AXCAN 12.75 3/1/2016	181	200
BA COVERED BD	200	293
BANC AMER MTG SECS INC	400	314
BANK AMER CORP	180	184
BANK OF AMERICA CORP	400	518
BAUSCH & LOMB DELAYED DRAW DOWN TL	—	—
BAUSCH & LOMB TL L+300	—	—
BCAP LLC TR	338	161
BEAR STEARNS ALT A TR 2006 6	581	326
BEAR STEARNS ARM TR	900	787
BEAR STEARNS STRUCT PRODS INC	187	115
BGC .875% 11/15/13	561	495
BIOMARIN PHARMACEUTICAL 1.875 04/23/2017	373	400
BK OF SCOTLAND PLC	544	825
BNP PARIBAS	300	461
BNP PARIBAS HOME LOAN	300	436
BNP PARIBAS HOME LOAN COVERED	300	445
BOND STREET HOLDINGS LLC-A	60	1,200
BOND STREET HOLDINGS LLC-B	40	800
BRAR STEARNS ADJUSTABLE RATE M	120	103
BROADWAY CR CARD TR	508	501
BSARM 2005 2 A2	192	172
BUNDESREP DEUTSCHLAND ANL	1,500	2,225
BUNDESREPUBLIK DEUTSCHLAND	700	1,081
BUONI POLIENNALI DEL TES	1,400	2,120
BUREAU V. DIJK COMP SVC TL A1 GBP	67	97
BUREAU V. DIJK COMP SVC TL A2 USD	37	33
BUREAU V. DIJK COMP SVC TL B2 USD	33	29
BURLINGTON NORTHN SANTA FE	254	270
BWA 3.5 04/15/2012	935	1,181

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

CALLAHAN NRH 14.125% NON-ACCRUAL	9	—
CANADIAN IMP BANK	100	147
CAPMRK TL 1L USD L+92.5	6,380	1,635
CAR 3.5 10/01/2014 144A	1,095	1,200
CCU 10.75 08/01/2016	500	415
CENGAGE LEARNING HOLDCO 13.75 07/15/2015 144A PIK	111	104
CEPH 2% 06/01/15	1,000	1,424
CEVA GROUP PLC 11.625 10/01/2016 144A	308	325
CHESAPEAKE ENERGY CORP 2.5 05/15/2037	258	230
CHINA MEDICAL TECH INC 3.5 11/15/2011	116	98
CHINA MEDICAL TECH INC 4 08/15/2013	323	210
CHINA PETROLEUM & CHEM. CORP 0% 24APR14 CVB	6,250	891
CHIQUITA BRANDS INTL 8.875 12/01/2015	(353)	(361)
CHK 2.5 05/15/2037	372	332
CHRYSLER FINCO	2	2
CIE FIN FONCIE CFF	1,000	1,480
CIT 7% 5/1/2013	4	4
CIT 7% 5/1/2014	6	6
CIT 7% 5/1/2015	6	5
CIT 7% 5/1/2016	10	9
CIT 7% 5/1/2017	14	12
CIT GROUP INC 7 05/01/2013	279	261
CIT GROUP INC 7 05/01/2014	418	390
CIT GROUP INC 7 05/01/2015	289	259
CIT GROUP INC 7 05/01/2016	516	456
CIT GROUP INC 7 05/01/2017	464	405
CIT TL 2A-DD 1L USD	1,056	1,087
CITCO TERM LOAN B	141	128
CITIGROUP FUNDING INC	15	15
CITIGROUP INC	1,696	1,978
CLEVELAND ELEC ILLUM CO	363	370
CNCEP	650	958
COM HEM 2 LN SEK-D RECAP	867	97
COMDISCO 6.125% 01/15/03	117	—
COMDISCO 6.13% 8/01/01	56	—
COMDISCO 7.25% 9/01/02	98	—
COMDISCO 9.5% 08/15/03	65	—
COMMONWEALTH BANK AUST	1,400	1,394
CON WAY INC	1,500	1,514
CONVA TEC MEZZANINE FINANCING	155	208
CQB 4.25 08/15/2016	1,780	1,918
CREDIT AGRICOLE SA	600	636
CVS CAREMARK 6.302% 6/1/2037	811	702
CWALT ALT LN TR	—	—
CWALT ALTERNATIVE LN TR	341	167
CYTEC INDS INC	363	383
DEPFA BANK PLC FLT 03/21/2010	250	352
DEUTSCHLAND (BRD)	400	636
DEXIA CREDIT LOCAL	400	403
DNB NOR BOLIGKRED	100	151
DNB NOR BOLIGKREDIT AS	725	1,067
DOLLAR GENERAL 10.625 7/15/15	980	1,076
DONNELLEY R R + SONS	500	624
DRYDEN CLO SUB 9/20/2019 2005-9X DFN	1,440	605
ENERGY XXI GULF 10% 6/15/2013	648	598
EQIX 2.5% 4/15/2012	(365)	(406)
EQUINIX INC 3 10/15/2014	936	1,091
ESCROW COMDISCO MTN 0.00 I	44	—
ESCROW COMDISCO MTN 0.00 II	29	—
ETRADE 12.5% 11/30/17 (CALLABLE PIK)	2,717	3,083
ETRADE 7.375% 9/15/13	3,302	3,071
EXP IMP BANK KOREA	145	221
F 4.25% 12/15/36	320	407
FALCON TERM LOAN C1 CZK	—	—
FALCON TERM LOAN C2 CZK	—	—
FEDERAL NATL MTG ASSN MTN	363	407
FIBERTOWER CORP 9 01/01/2016 144A	369	224
FIRST DATA CORP B3	1,982	1,765
FIRST DATA TL B1	—	—
FIRST DATA TL B2	1,105	982
FNMA TBA JAN 30 SINGLE FAM	—	—
FNMA POOL 555531	—	—
FNMA POOL 917029	—	—
FORMULA 1 RCF (ALPHA TOPCO)	4	—
FORMULA 2LN (ALPHA TOPCO)	238	202
FRANCE (GOVT OF)	3,800	5,745
FRANCE (GOVT)	800	1,180
FRANCE(GOVT)	1,400	2,125
FRESENIUS US FINANCE 9% 7/15/2015	1,061	1,162
GALLERY CAPITAL SA 10.125 05/15/2013 (NON-ACC)	600	288
GAMBRO 2 LN EUR	5	6
GAMBRO A1 SEK	—	—
GAMBRO A2 SEK	—	—
GAMBRO A3 SEK	—	—
GAMBRO PIK A EUR	129	92
GAMBRO PIK C EUR	221	158
GATX FINL CORP	363	379
GAYLORD ENTERTAINMENT CO 3.75 10/01/2014 144A	655	676
GAYLORD ENTERTAINMENT CO 6.75 11/15/2014	(354)	(333)
GENERAL CABLE CORP 7.125 04/01/2017	(237)	(239)
GEOEYE INC 9 5/8% 10/1/2015	56	58
GEORGIA PACIFIC TL B1 L+175 12/20/2012	—	—
GERMANY (FED REP)	1,663	2,633
GERMANY(FED REP)	900	1,336
GM 6.75 05/01/2028 NA	530	135
GM 7.125 07/15/2013 NA	1,895	493
GM 7.2 01/15/2011 NA	589	153
GM 7.4 09/01/2025 (NON-ACC)	236	59
GM 7.7 04/15/2016 NA	178	46
GM 8.25 07/15/2023 NA	1,178	312
GMACM MTG LN TR	86	71
GNMA I TBA OCT 30 SINGLE FAM	—	—
GNMA I TBA SEP 30 SINGLE FAM	—	—
GOLDCORP INC 2 08/01/2014 144A	623	726
GOME ELECTRICAL APPL 0 05/18/2014	600	88
GRANITE MASTER ISSUER PLC	468	405
GREECE(REP OF)	1,400	1,989
GREYL 2006-6A A1AL FLT 03/20/2014 144A	1,316	939
GSAT 5.75 04/01/2028	172	115
H 10.5 04/15/2014	589	523
HARRAH TLB3 NEW	1,201	975
HBOS CAPITAL FDG	109	141
HBOS PLC	254	236
HCA 6.3% 10/01/2012	181	181
HELLAS TELECOM LUX V FLT 10/15/2012 2	1,074	1,288
HERTZ GLOBAL HOLDINGS IN 5.25 06/01/2014	218	358
HOLLY CORP 144A 9.875% 6/15/2017	95	100
HOME DEPOT INC	363	380
HOPSON DEVELOP HLDGS 0% 02FEB10 CVB	400	60
HOST HOTELS & RESORTS LP 2.5 10/15/2029	1,000	1,067
HYNIX SEMICONDUCTOR INC 4.5 14DEC12 CVB	400	397
ICAHN ENTERPRISES LP 4 08/15/2013	95	82
ICAHN ENTERPRISES/FIN 7.125 02/15/2013	(95)	(100)
ICO NORTH AMERICA 7.5 08/18/09 PIK EXP NA	20	11
ICO NORTH AMERICA INC 7.5 8/15/09 NA	928	501
IGT 3.25 05/01/2014 144A	1,360	1,667
IKB DEUTSCHE INDUSTRIEBK FLT 01/29/2010	220	208
IMMEO RES FIN	137	168
INDYMAC INDX MTG LN 2006 AR12	—	—
INDYMAC MBS INC	353	258
ING BANK (AUSTRALIA) LTD	1,000	894
ING BANK NV	700	720
INTC 2.95% 12/15/35	(394)	(382)
INTERPUBLIC GROUP COS 4.25 03/15/2023	543	555
INVESTEC BK AUSTRA	600	517
IPG 4.75 03/15/2023	1,250	1,285
ITALY(REP OF)	300	455
J P MORGAN TERM REPO	100	100
JAPAN (GOVT OF)	50,000	565
JAPAN (GOVT)	260,000	2,964
JAPAN 85	250,000	2,716
JAPAN(GOVT OF)	—	—
KABEL DEUTSCHLAND REVOLVER	22	(3)
KCC CORP 0% 30OCT12 TRANCHE C	700	714
KINGDOM OF SWEDEN	600	863

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

KINGDOM OF THE NETHERLANDS	900	1,337
KION 2ND LIEN EUR	72	46
KKR FINANCIAL 7% 7/15/2012	178	164
KLOECKNER TL SENIOR TERM FACILITY 1 USD	—	—
L 3.75% 02/15/30	1,055	550
LBG CAPITAL NO 1 PLC	300	245
LBG CAPITAL NO.1 PLC 7.869 08/25/2020	186	243
LBG CAPITAL NO.2 PLC 15 12/21/2019	300	600
LBTYA 4.5 11/15/2016 144A	(189)	(207)
LEASEPLAN CORPORATION NV	200	292
LEH 0 03/23/2009 (NON-ACC)	147	29
LEH 0 12/23/2010 (NON-ACC)	441	86
LEH 5.25 02/06/2012 (NON-ACC)	147	29
LEH 6 07/19/2012 (NON-ACC)	147	29
LEH 6.2 09/26/2014 NA	249	50
LEH 6.625 01/18/2012 NON ACCRUAL	1,532	306
LEHMAN BROS HLDGS 5.625 01/24/2013 (NON-ACC)	736	155
LEHMAN BROS HLDGS 6.875 05/02/2018 (NON-ACC)	2,363	499
LEHMAN BROTHERS HOLDINGS 0 05/25/2010 (NON ACC)	294	57
LINCARE HOLDINGS INC 2.75 11/01/2037 B ROR	334	353
LLOYDS TSB BANK PLC	500	491
LNCR 2.75 11/01/2037	70	74
MACES 2006-2A 3 4.7 03/20/2013 144A	241	212
MACH 2ND LIEN DBT WP ROAMING	78	56
MACH B 1ST LIEN EUR	42	46
MACH C 1ST LIEN EUR	42	46
MARSH + MCLENNAN COS INC	362	378
MASONITE TL/B L+200	—	—
MASSEY ENERGY 3.25 08/01/2015	898	799
MAXIS 2009 1 A1	442	400
MELCO PBL SPV LTD 2.4 09/10/2012	1,090	1,076
MERRILL LYNCH + CO INC	181	181
MERRILL LYNCH MTG INVS INC	252	209
MIZUHO FIN(CAYMAN)	250	249
ML CFC COML MGT	399	353
MORGAN STANLEY	400	509
MORGAN STANLEY CAPITAL I INC	172	148
MORGAN STANLEY GROUP INC	100	130
MORGAN STANLEY MTG LN 2007 6XS	290	143
NABORS INDUSTRIES BP SWAP	363	377
NATIONAL AUSTRALIA BANK	400	352
NATIONAL RURAL UTILS COOP FIN	44	44
NETHERLANDS (GOVT OF)	1,100	1,709
NEW JERSEY ST TPK AUTH TPK REV	200	225
NEWPORT TV/NTV FINANCE C 13 03/15/2017 144A PIK	85	41
NIBC BANK NV	800	778
NIPPON YUSEN KABU 0% 24SEP26 CVB	15,000	158
NISOURCE FIN CORP	363	388
NOBLE GROUP LTD 0 06/13/2014	795	1,258
N-STAR CDO 2006-8A A2 2/1/2041	2,140	666
NWL 5.5 03/15/2014	325	620
NYKREDIT REALKREDI	1,600	2,296
OCR 3.25% 12/15/35	1,464	1,207
OFFICE DEPOT INC	400	363
PEARSON DLR FIN TWO PLC	725	761
PHH CORP 4 09/01/2014 144A	1,850	1,745
PLD 2.625 05/15/2038	400	361
PUMA MASTERFUND11	337	293
PXD 2.875 01/15/2038	1,518	1,635
PYI CORPORATION LTD 2% 2011	12	17
QUEBEC PROV CDA	600	640
RADIOSHACK CORP 2.5 08/01/2013 144A	1,702	1,936
RAS 6.875 4/15/2027	148	58
RASER TECHNOLOGIES INC 8 04/01/2013 ROR	186	76
REALKREDIT DANMARK	300	430
REPUBLIC OF ITALY	1,200	1,196
RIG 1.5 12/15/2037 SERIES B	98	95
RIG 1.5 12/15/2037 SERIES C	6,448	6,233
ROYAL BANK OF SCOTLAND	300	445
ROYAL BK OF SCOT GRP PLC 9.118 EXCHANGED	361	337
ROYAL BK OF SCOTLAND PLC	500	505
ROYAL BK SCOTLAND GROUP PLC	218	199
ROYAL BK SCOTLND GRP PLC 144A	400	406
SANTANDER PERP S A UNIPERSONAL	500	449
SBA COMMUNICATIONS CORP 1.875 05/01/2013	119	123
SBAC 4 10/01/2014 144A	786	1,042
SELECT MEDICAL 7.625% 2/1/2015	1,078	1,046
SELECT MEDICAL LIBOR+5.75% 9/15/2015	226	206
SELECT SERVICE PARTNER TL B4 USD	—	—
SELECT SERVICE PARTNER TL B5 SEK	—	—
SELECT SERVICE PARTNER TL B6 NOK	—	—
SELECT SERVICE PARTNER TL B7 GBP	—	—
SELECT SERVICE PARTNER TL C1 GBP	—	—
SELECT SERVICE PARTNER TL C4 USD	—	—
SELECT SERVICE PARTNER TL C5 GBP	—	—
SELECT SERVICE PARTNER TL C6 EUR	—	—
SELECT SERVICE PARTNERS TL B8 EUR	—	—
SEM GROUP 1 LIEN	500	490
SEM GROUP 2ND LIEN	260	247
SFEF	100	144
SIENA MTG	317	449
SINA 0% 07/15/23	252	451
SLM CORP 4 1/2% 07/26/2010	1,413	1,406
SLM CORP 4% 01/15/2010	223	222
SLM CORP 5 1/8% 08/27/2012	643	612
SLM CORP 5% 10/1/2013	328	302
SLM CORP 5.4% 10/25/2011	643	640
SLM CORP 5.45% 04/25/2011	64	64
SNS BANK NV	300	443
SOCIETE GENERALE SCF	300	443
SOLF 3.5 01/15/2018 REGS	305	190
SPRINGER A1 USD DBT 06/22/2010	—	—
SPRINGER SCIENCE E2 USD	135	133
SPRINGER SCIENCE 2ND LIEN EUR	5	7
SPRINGER SCIENCE 2ND LIEN USD	55	54
SPRINGER SCIENCE B2 USD	213	210
SPRINGER SCIENCE C2 USD	147	145
SPRINGER SCIENCE TL B1 EUR	—	—
SPRINGER SCIENCE TL C1 EUR	—	—
SPRINGER SCIENCE TL E1 EUR	—	—
SPRINGER SCIENCE TLG EUR	162	229
SPRINGER TL E1 USD	18	18
SSP A1 GBP TL	1	1
SSP AMERICA (USA), LLC A11 USD TL	3	2
SSP FINANCING LIMITED, LONDON (B1) D SEK TL	26	1
SSP FINANCING LIMITED, LONDON (B1) E NOK TL	50	1
SSP FINANCING LIMITED, LONDON A13 USD TL	2	1
SSP FINANCING LIMITED, LONDON B1 A GBP TL	11	3
SSP FINANCING LIMITED, LONDON B1 B EUR TL	3	1
SSP FINANCING LIMITED, LONDON B1 C USD TL	2	—
SSP FINANCING SPAIN SL, MADRID A6 EUR TL	3	2
SSP FINANCING UK LTD, LONDON A2 GBP TL	19	19
SSP FINLAND FINANCING OY, HELSINKI A7 EUR TL	2	2
SSP FRANCE FINANCING SAS, PARIS A4 EUR TL	1	—
SSP NORWAY FINANCING AS, OSLO A9 NOK TL	94	10
SSP SWEDEN FINANCING AB, STOCKHOLM A10 SEK TL	48	4
STAR ASIA FINANCIAL LTD-144A	30	27
SUNCORP METWAY LTD	400	666
SUNPOWER CORP 4.75 04/15/2014	650	751
SWISS RE CAPITAL 6.854% 05/49 (144A)	999	789
TATA MTR CARS 0% 12JUL12 CVB	500	533
TAYLOR WIMPEY PLC FLT 05/24/2019	230	340
TAYLOR WIMPEY PLC FLT 07/03/2012	69	103
TENNESSEE VALLEY AUTHORITY	726	798
TEVA 1.75 02/01/2026	(547)	(680)
THOMSON RCF C EU	256	289
THOMSON RCF C US	208	166
THOMSON RCF CONSENTED UNFUNDED	24	(7)
TMF TL A3 USD	42	38
TMF TLA 1 EUR	181	231
TMF TLA 1 USD	110	98
TMF TLA A EUR	39	50
TOBACCO SETTLEMENT AUTH IOWA	435	373
TORR 2009 3 A	500	450
TPLAS I A FLT 04/30/2012	154	218

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

TREASURY	600	952
TRIBUNE TL B L+300 NA	28	15
TRW AUTOMOTIVE INC 3.5 12/01/2015 144A	750	828
TRX 9.5 12/01/2012 (IN DEFAULT)	807	638
TXU TL B2	2,382	1,941
TXU TL B3	2,477	2,001
TYSON FOODS INC 3.25 10/15/2013	2,510	2,623
UBS AG STAMFORD BRH	181	186
UBS AG STAMFORD BRH MEDIUM	444	452
UDR 4% 12/15/35	504	502
UK TREASURY	1,000	1,608
UK(GOVT OF)	100	164
UNITED GLOBAL 1.75% 4/15/24	451	624
UNITED KINGDOM TREASURY	500	781
UNITED STATES TREAS BDS	300	334
UNITRIN INC 6% 05/15/2017	2,341	2,124
UNITY MEDIA RCF	77	(10)
US BK NATL ASSN	350	485
US FOOD 10.25% 06/15/15 (144A)	1,136	1,125
US ONCOLOGY INC 9.125% 8/15/2017	55	57
US TREASURY N/B	43	43
US TREASURY N/B 2.75 02/28/2013	(10,000)	(10,408)
VALEO	400	546
VIVENDI	254	267
VRSN 3.25 08/15/2037	619	556
WAMU MTG PASS THRU CTFS	318	225
WELLS FARGO + CO	200	264
WELLS FARGO MTG BACKED SEC	513	424
WELLS FARGO MTG BACKED SECS	123	104
WELLS FARGO MTG BCKD SECS	143	128
WESTERN REFINING 11.25% 6/15/17 144A	551	490
WESTERN REFINING FLOAT LIBOR+750 6/15/14	551	490
WESTPAC BANKING CORP	1,700	1,471
WESTPAC SECURITIES NZ LT	400	406
WESTPOINT STEVENS TERM LOAN	120	—
WI TREASURY N/B	187	187
WILMAR INTERNATIONAL LTD 0% 12/18/12 CVB	300	393
WIND ACQUISITION 11 3/4 7/15-17 (144A)	716	786
WIND ACQUISITION 12.25 7/15-17 144A PIK	834	820
WM COVERED BOND PR	400	582
WORLD DIRECT TL	—	—
WORLD DIRECTORIES PIK	233	2
WTM 7.506% 5/29/2049 (144)	448	358
WYNDHAM WORLDWIDE 6% 12/01/2016	927	868

Total Fixed Income Securities	794,802	174,004

Derivatives

10YR JAPAN GOVT BOND FTRS TSE	100,000	2
317511F73 ECAL USD VS MXN CBK	(200)	(1)
317511F81 HUS USD VS MXN	(100)	(1)
317511L92 HUS USD VS KRW	(100)	(1)
317511M00 ECAL USD VS KRW JPM	(100)	(1)
317511M18 ECAL USD VS NOK JPM	(200)	(1)
317511S12 USD VS KRW JPM	(400)	(4)
317511TY9 ECAL USD VS BRL CBK	(200)	(1)
317511TZ6 ECAL USD VS KRW RYL	(200)	(1)
317511UA9 CBK USD VS MXN	(100)	(2)
317511UZ4 USD VS NOK JPM	(100)	(1)
317511VL4 AUD VS USD BOA	(300)	(1)
317511VM2 AUD VS USD MSX	(200)	(1)
317511WQ2 RBC AUD VS USD	(500)	(3)
317512BK6 USD VS MXN HUS	(200)	(1)
317512BL4 AUD VS USD BPS	(100)	—
317512BP5 AUD VS USD BOA	(200)	—
317512CF6 USD VS MXN HUS	(300)	(2)
317512CT6 ECAL USD VS NOK JPM	(100)	(1)
317512CY5 BOA USD VS KRW	(200)	(1)
317512DB4 BOA USD VS BRL	(200)	(1)
317U307B8 IRO USD SWAPTION	(4,500)	(84)
317U374B6 IRO USD 10Y SWAPTION	(800)	(4)
317U394B2 IRO 10Y RYL USD SWAP	(3,400)	(6)
601328.CHUSDML — PurchasedAI	—	—
ABU DHABI COMMERCIAL BANK SWP USD CSFB	378	(77)
ACE AVIATION HOLDINGS SWP CS 1	—	—
ACE AVIATIONS HLDGS INC SWP ML	—	—
ACE/A CN.CS1 - PurchasedAI	—	—
ACE/A CN.ML3 - PurchasedAI	—	—
ACER INC (2353.TT)	(169)	(211)
ACL 2011 JAN 185 CALL	—	2
ADCT 2010 JAN 5 PUT	—	—
ADS / USD FORWARD, 01-04-10	(1)	—
AGN 2011 JAN 65 CALL	—	121
AIG 2010 JAN 35 PUT	—	71
AIR 2010 JAN 10 PUT	—	—
AIR 2010 JAN 5 PUT	—	—
ALLIED IRISH BANK SWP MS	94	(181)
ALUMINA LTD AUD SWP JPM	(19)	—
AMEC SWP ML	67	(1)
AMEDISYS INC SWP CSFB	7	21
AMP LTD AUD SWP	(11)	(6)
AMP LTD AUD SWP DB	(2)	—
AMP LTD AUD SWP JPM	(7)	(4)
AMP LTD AUD SWP UBS	(5)	(1)
AMSTERDAM IDX FUT JAN10	—	(4)
ANGANG NEW STEEL CO SWP DB	122	67
ANGLO PLATINUM DB SWP	(2)	(10)
ANNALY MORTGAGE MANAGEMENT SWP CS	(4)	—
ANNALY MORTGAGE MANAGMENT DB SWP USD	(11)	(31)
APA+MO 2010 JAN 75 PUT	—	—
APA+MQ 2010 JAN 85 PUT	—	1
AQUARIUS PLATINUM LTD ML SWAP	(37)	(82)
ARABTEC HOLDING MS USD SWP	496	9
ARABTEC SWP USD CSFB	167	40
ARABTEC SWP USD DB	213	1
ARM 2010 JAN 7.5 PUT	—	—
ARM DFT 500 03/20/2016 BAC	1,000	99
ARM.N 2010 JAN 15 CALL	—	—
ARTC.UHUSDCS — PurchasedAI	—	—
ASUSTEK COMPUTER INC	(214)	(137)
AUD RTR FIX 3.85% 2010APR30 SWAPTION	1,400	—
AUSTRALIAN DOLLAR Forward	(5,000)	65
AUTONOMY CORP PLC	36	(11)
AVIVA PLC MS SWAP	(68)	34
AXA ASIA PACIFIC HOLDINGS AUD SWP CS	108	65
AXA ASIA PACIFIC HOLDINGS AUD SWP DB	17	5
AXA ASIA PACIFIC HOLDINGS AUD SWP JPM	75	36
AXA ASIA PACIFIC HOLDINGS AUD SWP MS	42	17
AXA ASIA PACIFIC HOLDINGS AUD SWP UBS	125	66
AZO JAN10 130 PUT	—	—
AZO JAN10 135 PUT	—	(1)
BAC FEB10 17 CALL	(1)	(14)
BANCO SANTANDER SWP UBS	30	46
BANK OF COMMUNICATION SWP ML	—	—
BANK OF COMMUNICATIONS USD SWP MS	29	2
BARCLAYS PLC SWAP BARC.LN	232	(260)
BARCLAYS PLC SWP ML GBP	302	(130)
BARRATT DEVELOPMENTS ML SWAP	353	(58)
BC DFT 500 06/20/2014 BARC	500	(28)
BGC 2010 JAN 75 CALL	—	—
BGC 2011 JAN 10 PUT	—	—
BHP BILLITON AUD SWP UBS	(3)	(15)
BHP BILLITON PLC SWP ML	12	92
BHP BILLITON SWAP DB	(3)	(6)
BMRN 2011 JAN 7.5 PUT	—	1
BMY.CS — PurchasedAI	—	—
BMY.DB — PurchasedAI	—	—
BMY+AN 2010 JAN 27 CALL	1	5
BNI.CS — PurchasedAI	—	—
BORAL LTD AUD SWP CS	(11)	(2)
BORAL LTD AUD SWP MS	(23)	(5)
BoughtAUD/SoldUSD	—	7
BoughtBRL/SoldUSD	—	51

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

BoughtCNY/SoldUSD	—	(17)
BoughtDKK/SoldUSD	—	—
BoughtEUR/SoldUSD	—	(2)
BoughtGBP/SoldUSD	—	10
BoughtIDR/SoldUSD	—	17
BoughtKRW/SoldUSD	—	5
BoughtMXN/SoldUSD	—	4
BoughtNOK/SoldUSD	—	(1)
BRAZIL REAL Forward	—	(2)
BRENT CRUDE FUTR FEB10	—	(13)
BRISTOL MEYERS SQUIBB CO SWP CS	(94.00)	50
BRISTOL MEYERS SQUIBB SWP DB	(122.00)	(9)
BRITISH AIRWAYS EUR SWP UBS	(67.00)	10
BRITISH AIRWAYS PLC EUR SWP MS	(12.00)	—
BRITISH AIRWAYS SWP EUR CS	(41.00)	7
BRITISH POUND Forward	(6,100.00)	103
BTU 2010 JAN 35 PUT	—	—
BURLINGTON NORTHERN SANTA FE SWP CS	22.00	30
BURLINGTON NORTHERN SANTA FE SWP MS	7.00	4
BWA 2011 JAN 30 CALL	—	(103)
BWA 3.5 12 - SoldAI	—	—
BWA DFT 100 06/20/2012 BAC	500.00	(7)
BWA DFT 370 06/20/2012 BAC	500.00	(40)
BXP 3.625 144A SWP DB 1	1,300.00	332
BXP CS SWP USD	(3.00)	(3)
BXP DFT 172 03/20/2014 CS	500.00	(9)
BXP DFT 420 03/20/2014 JPM	500.00	(58)
BXP.CS — PurchasedAI	—	—
CAC40 10 EURO FUT JAN10	—	(15)
CADBURY SWP CSFB	202.00	39
CANADIAN DOLLAR Forward	(1,000.00)	6
CAPITALAND DFT 12APR15	250.00	(10)
CAR DFT 500 12/20/2014 DB	500.00	18
CBS DFT 100 06/20/2014 MS	500.00	2
CBS DFT 430 03/20/2014 BAC	500.00	(64)
CBS DFT 430 03/20/2014 CSFB	500	(64)
CBS DFT 450 03/20/2014 BAC	500	(68)
CCL APR10 27 PUT	—	(5)
CCL APR10 29 PUT	—	(15)
CCU DFT 500 09/20/2016 DB	500	135
CDX NA HY12 500 6/20/2014 BARC	2,350	(19)
CENTAMIN EGYPT LTD SWP USD ML	210	(24)
CEPH 2010 JAN 65 CALL	—	3
CEPH 2011 JAN 30 PUT	—	4
CEPH 2012 JAN 30 PUT	—	4
CHE 1.875 14A ASW 15MAY14	100	—
CHESAPEAKE ENERGY SWP CSFB	(5)	67
CHINA MERCHANTS BANK A SHS SWAP DB	153	73
CHINA RENMINBI Forward	(6,823)	3
CHINA SHENHUA ENERGY CO -A USD SWP DB	5	4
CHINA SHENHUA ENERGY CO USD SWP ML	32	15
CHIQUITA BRANDS SWP CS	(1)	(13)
CHK 2010 JAN 21 PUT	—	1
CHK DFT 06/20/2017	250	36
CIE FINANCIERE RICHMONT DB SWP	11	55
CITY NATIONAL CORP SWP CS	(5)	2
CLARIANT DFT 470 20JUN2014 DB	100	(22)
CLARIANT DFT 490 20MAR14 GS	100	(23)
CMED 2010 JAN 10 PUT	—	—
CMED 2010 JAN 20 PUT	—	9
CMED 2010 JAN 55 CALL	—	—
CMED 2011 JAN 10 PUT	—	8
CMED 2012 JAN 7.5 PUT	—	42
CMED ADR SWP CS	(9)	143
CMED ML SWP USD	(2)	—
CNO 2010 JAN 25 CALL	—	—
CNO 2010 JAN 7.5 PUT	—	37
CNP DFT 390 12/20/2013 ML	1,000	(117)
COCO-COLA HELLENIC SWP UBS	(1)	—
COMMONWEALTH BANK OF AUST AUD SWP ML	(6)	(14)
COP+MI 2010 JAN 45 PUT	—	1
CQB 2010 JAN 10 PUT	—	—
CQB 2012 JAN 7.5 PUT	—	13
CRH ID SWAP ML	(18)	(22)
CROWN DFT 10OCT10 170 ML	900	(9)
CSOXGULF INDEX SWP CSFB	—	10
CSR LTD UBS AUD SWP	200	3
CTX DFT 325 03/20/2014 CS	500	(48)
CTX DFT 365 03/20/2014 CS	500	(56)
CVA 2010 JAN 10 PUT	—	—
CYQ+AE 2010 JAN 25 CALL	—	1
DAILY MAIL&GENERAL TST-A NV	(62)	(117)
DANISH KRONER Forward	(3,000)	27
DAVID JONES LIMITED AUD SWP CS	(11)	—
DAVID JONES LIMITED AUD SWP ML	(82)	2
DAX INDEX FUTURE MAR10	—	(26)
DEBEHNAMS PLC MS SWP GBP	289	(3)
DEBENHAMS CS SWP	(338)	38
DEBENHAMS PLC SWP ML	1,204	(74)
DEBENHAMS PLC SWP UBS	1,014	(62)
DENTSU INC	(26)	(95)
DHI DFT 330 03/20/2014 CS	500	(25)
DHI DFT 365 03/20/2014 BARC	500	(32)
DIAGEO PLC SWP GBP ML	19	10
DJ EURO STOXX 50 MAR10	—	(80)
DJ EURO STOXX INDEX SWP ML	(1)	(2)
DJ STOXX 600 BASIC RESOURCES UBS SWAP	—	(58)
DJ STOXX 600 IGS UBS SWP EUR	—	(3)
DJ STOXX 600 UTILITIES UBS SWP EUR	—	(14)
DJS SMALL CAP 22 INDEX UBS SWP	(2)	(13)
DOW DFT 272 12/20/2013 BAC	500	(37)
DOW DFT 600 03/20/2014 DB	500	(103)
DOW DFT 640 03/20/2014 DB	500	(111)
DUBAI FINANCIAL USD ML SWP	—	—
ELI LILLY & CO SWP UBS	7	(5)
EMAAR PROPERTIES USD ML SWP	(5)	(1)
EMN DFT 182 03/20/2014 DB	500	(29)
ENERGY CAP INV CO SWAP DB GBP	20	—
EOAN GR 2010 FEB 22 PUT	—	—
EOAN GR 2010 FEB 24 PUT	—	(1)
EOAN GR 2010 FEB 26 PUT	—	2
EOP DFT 06/20/2013	3,500	(98)
EOP DFT 06/20/2013 MS	500	(8)
EOP DFT 100 09/20/2016 DB	3,000	(110)
EOP DFT 100 12/20/2016 DB	500	(19)
EOP DFT 100 12/20/2016 UBS	2,000	(75)
EOP DFT 175 06/20/2013 DB	2,000	(96)
EOP DFT 65 03/20/2019 BOA	1,000	(20)
EOP DFT 85 03/20/2016 MS	1,500	(38)
EQIX 2011 JAN 30 PUT	—	2
EQIX CS SWP USD	(1)	(14)
EQUINIX INC 3 10/15/2014 SWP DB	86	16
EQUINIX INC SWP DB	(1)	(17)
EUR / USD FORWARD, 01-04-10	(2)	—
EUR FX 03/16/10 FWD (MKS)	(850)	26
EUR FX 03/17/10 FWD (BRC)	(3,780)	125
EUR FX 03/18/10 FWD (BCLC)	(2,320)	84
EUR FX 03/19/10 FWD (MKLC)	(1,460)	24
EURO STOXX OIL & GAS INDEX UBS SWP	(1)	(33)
EUROPEAN MONETARY UNIT Forward	(14,600)	976
EXC APR10 50 PUT	—	(20)
EXC JAN10 45 PUT	—	(2)
EXPE 2011 JAN 25 CALL	—	(17)
EXPE 2011 JAN 30 CALL	—	(1)
EXPEDIA B WARRANTS 05/07/2012	2	3
EXPERIAN GROUP LTD	71	192
F DFT 500 12/20/2019 MS	500	60
FAIRFAX MEDIA AUD SWP CSFB	(66)	(2)
FAIRFAX MEDIA MS AUD SWP	(42)	—
FCX 2010 MAY 60 PUT	—	76
FD DFT 600 12/20/2013 BARC	1,000	(164)
FO DFT 260 03/20/2014 JPM	500	(31)
FREEPORT MCMORAN SWP DB	(37)	9
FREEPORT-MCMORAN 6.75% PFD SWP DB	31	(17)
FST 2010 JAN 15 PUT	—	—

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

FTSE 100 IDX FUT MAR10	—	(36)
FTSE 250 INDEX CS SWAP	—	(14)
FTSE 250 INDEX ML SWP	—	(18)
FTSE 250 INDEX UBS SWP	—	(7)
FTSE 350 GEN RETAIL IDX SYN BASKET ML	—	(29)
GB 2010 JAN 10 PUT	—	—
GBP / USD FORWARD, 01-04-10	4	—
GBP / USD FORWARD, 01-05-10	2	—
GBP EUR JUN 14 2010 MS	(26)	(1)
GBP EUR OTF 03/14/2011	(30)	(1)
GBP EUR OTF 09/14/2010 MS	(24)	—
GBP EUR OTF 12/14/2010 MS	(30)	(1)
GBP EUR OTF MARCH 15 2010	(29)	(1)
GBP FX 3/15/10 FWD (LC)	(2,010)	19
GBP FX 3/17/10 FWD (BRC)	(480)	3
GBP FX 3/18/10 FWD (BCLC)	(790)	2
GBP FX 3/22/10 FWD (BCMC)	(1,370)	9
GBP/EUR 14DEC11 OTF MS	(38)	(1)
GBP/EUR 14JUN11 OTF MS	(33)	(1)
GBP/EUR 14JUN12 OTF MS	(35)	—
GBP/EUR 14MAR12 OTF MS	(43)	(1)
GBP/EUR 14SEP11 OTF MS	(33)	(1)
GBP/EUR 17DEC12 OTF MS	(32)	—
GBP/EUR 17SEP12 OTF MS	(35)	—
GCI DFT 500 12/20/2014 MS	1,000	(76)
GCI DFT 500 12/20/2014 RBS	500	(38)
GENERAL CABLE CS SWP USD	—	3
GERMAN EURO BUND FUTURES	(4,100)	4
GERMAN FED REP BDS 10YR FTR	(5)	(7)
GERMAN FED REP BDS 10YR FTRS	(5)	(1)
GG 2011 JAN 10 PUT	—	3
GG 2011 JAN 12.5 PUT	—	2
GKN PLC SWP ML GBP	34	4
GKN SWP MS	126	75
GKN.LNML — PurchasedAI	—	—
GLOBALSTAR INC SWP ML	(34)	3
GOLDEN AGRI-RESOURCES-CW12	1,802	183
GREE ELECTRIC APPLIANCES I-A DB USD SWP	177	41
GREE ELECTRIC APPLIANCES I-A MS USD SWP	129	36
HANG SENG IDX FUT JAN10	—	(24)
HANKOOK TIRE CO LTD USD SWP CS	(1)	—
HANKOOK TIRE CO LTD USD SWP DB	(2)	(1)
HANKOOK TIRE CO LTD USD SWP ML	(2)	(1)
HANKOOK TIRE CO LTD USD SWP UBS	(5)	(6)
HANKYU DEPT DFT 16SEP2011 UBS	30,000	(1)
HARGREAVES LANSDOWN SWP CS	73	114
HARGREAVES LANSDOWN SWP DB	14	26
HARLEYSVILLE NATIONAL CORP SWP CS	(5)	(10)
HARLEYSVILLE NATIONAL CORP SWP MS	(1)	(3)
HARTFORD FINANCIAL SVCS GRP SWP UBS	(16)	9
HARTFORD FINL SVCS USD CS SWP	(6)	7
HDFC BANK LTD SWP ML	8	(12)
HERITAGE PLC OIL SWP ML	24	5
HES 2010 JAN 45 PUT	—	(1)
HES 2010 JAN 50 PUT	—	1
HES FEB10 55 PUT	—	(5)
HES JAN10 45 PUT	—	(1)
HIGH TECH COMPUTER ML USD SWP	(17)	(14)
HIGH TECH COMPUTER MS USD SWP	(14)	(10)
HMV GROUP PLC	(64)	23
HOME RETAIL GROUP SWP ML	(19)	6
HON HAI PRECISION USD SWP JPM	115	85
HONG KONG DOLLAR Forward	(67,000)	6
HOPSON DFT 20MAR10 MS	200	1
HSCEI 14344 CALL 28MAY10 UBS	—	(10)
HSCEI 16952 CALL 28MAY10 UBS	—	(19)
H-SHARES IDX FUT JAN10	—	(24)
HSI 24883 CALL 28MAY10 DB	—	15
HSI 25204.9233 CALL 28MAY10 MS	1	29
HSI 29407 CALL 28MAY10 DB	—	(2)
HSI 29787.6366 CALL 28MAY10 MS	(1)	(4)
HSI INDEX 25064 CALL 28MAY10 CS	—	15
HSI INDEX 29621 CALL 28MAY10 CS1	—	(2)
HST 2012 JAN 12.5 CALL	—	(10)
HST DFT 500 12/20/2015 UBS	1,000	(106)
HTC CORP UBS USD SWP	(14)	(11)
HTC CORPORATION	(121)	95
HTZ DFT 500 06/20/2014 CS	250	(6)
HW 2010 JAN 5 PUT	—	—
HYNIX SEMI DFT 580 14JUL10 ML	400	(5)
IACI A WT 05/01/2012	4	2
IBEX 35 INDX FUTR JAN10	—	(4)
IGT 2011 JAN 20 CALL	—	(17)
IGT DFT 100 06/20/2014 BARC	500	(5)
IGT DFT 100 06/20/2014 MS	500	(5)
ILMN 2010 JAN 10 PUT	—	—
IMPALA PLATINUM CS SWP	(1)	(8)
IMPALA PLATINUM UBS CFD SWP	—	(3)
IMPERIAL TOBACCO SWP MS	14	43
IMT LN 2010 MAR 16.00 PUT	—	—
IMT LN 2010 MAR 17.00 PUT	—	1
IND & COMM BK OF CHINA — A SWP DB	49	3
IND & COMM BK OF CHINA SWP MS	327	23
INFINITY BIO-ENERGY WTS	18	—
INPALA PLATINUM HLDGS DB SWP ZAR	(8)	(79)
INTERNATIONAL ROYALTY CORP SWP ML	5	1
INTERNATIONAL ROYALTY CORP SWP RBC	42	6
IPG DFT 500 03/20/2012 CS	500	(29)
IPG DFT 500 03/20/2013 JPM	1,000	(68)
IPG+AC 2010 JAN 15 CALL	—	—
ISE 30 FUTURES FEB10 SWP MS	—	(19)
ISRAELI SHEKELS Forward	(500)	—
JAPANESE YEN Forward	(300,000)	225
JEFFERIES GROUP INC (NEW)	(13)	(2)
JPM JAN10 44 PUT	—	(68)
JUC+AH 2010 JAN 40 CALL	—	—
KAZAKHMYS PLC SWP ML	21	30
KB FINANCIAL GRP USD SWP DB	(1)	(3)
KEYCORP SWP CS	(98)	2
KFT 2010 MAR 28 CALL	—	12
KIER GROUP PLC	3	2
KOMATSU DFT 105 20DEC13 UBS	10,000	(3)
KOMATSU DFT 140 20DEC13 CS	10,940	(5)
KOOKMIN DFT 20JUN10	500	—
KOOKMIN DFT 20MAR10	750	—
KOSPI2 INX FUT MAR10 USD SWP UBS	(3,500)	(30)
KOSPI200 195 PUT 11MAR10 UBS	—	3
LADBROKES ML SWAP	294	26
LANXESS DFT 228 20JUN2014 BARC	100	(6)
LANXESS DFT 235 20JUN14 BOA	100	(7)
LANXESS DFT 250 20JUN2014 BOA	100	(7)
LAS VEGAS SANDS CORP 10% SER U PFD SWP DB	5	1,080
LAS VEGAS SANDS CORP SWP DB	(82)	(403)
LBTYA 2010 JAN 12.5 PUT	—	—
LBTYA 2010 JAN 30 CALL	—	—
LBTYA 2011 JAN 12.5 PUT	—	12
LBTYA 2011 JAN 30 CALL	—	(14)
LDK SOLAR CO LTD — ADR SWP MS	(1)	—
LEIGHTON EUR SWP CS	(14)	(46)
LEIGHTON SWP DB EUR	(5)	(12)
LGND 7.8195 19APRIL2012	1	—
LIBERT DFT 500 09/20/2016 RBS	500	(39)
LINCARE SWP CSFB	—	(2)
LINE JAN10 22.50 CALL	—	(8)
LINE JAN10 25 CALL	—	(95)
LIZ DFT 388 09/20/2013 CS	500	47
LIZ DFT 500 06/20/2014 CSFB	500	37
LLOYDS TSB GROUP SWP ML-GBP	3,533	(225)
LNCR 2010 JAN 10 PUT	—	—
LNCR 2010 JAN 20 PUT	—	—
LNG 2010 JAN 10 PUT	—	24
LNG 2010 JAN 35 CALL	—	—
LONMIN PLC SWP ML	(11)	(30)
MAANSHAN IRON & STEEL — A SHS SWAP DB	138	3
MAANSHAN IRON & STEEL — A USD SWP ML	2	—

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

MACQUARIE GROUP LIMITED	(24)	(198)
MAN GROUP PLC SWP ML	61	(15)
MARKS & SPENCER GROUP SHT ML SWP	(75)	(5)
MAS DFT 540 03/20/2014 DB	500	(70)
MASSEY ENERGY SWP CSFB	—	—
MCD JAN10 55 PUT	—	—
MCD JAN10 60 PUT	—	(1)
MCD MAR10 60 PUT	—	(14)
MDAX INDEX UBS SWP	—	(35)
MDT 1.5% 04/11 144A SWP DB	200	3
MDT DFT 44 06/20/2013 DB	2,500	(5)
MEDIATEK INC 2454.TT	(101)	(899)
MEE DFT 360 09/20/2015 UBS	500	22
MEE DFT 500 09/20/2015 MS	500	(9)
MELROSE DFT 100 20SEP14 BOA (162)	88	(2)
MELROSE DFT 100 20SEPT14 (155)	64	(1)
MELROSE PLC DFT 125 20JUN14 BOA	88	(3)
MELROSE PLC DFT 130 20JUN14 MS	94	(4)
METCASH TRADING LTD AUD SWP MS	(45)	7
MIL 3.75% ASW 01JUN26	200	5
MIL+MF 2010 JAN 30 PUT	—	—
MITSUBISHI CHEMICAL HLDG 21OCT11 ASW	60,000	—
MITSUI ENGINEER & SHIPBUILD	(81)	(6)
MTG MAR10 5 PUT	—	(18)
MVELAPHANDA RESOURCES DB SWAP 1	27	117
MVELAPHANDA RESOURCES SWP ML	31	136
MVELAPHANDA RESOURCES UBS CFD SWAP	5	16
MYL 2011 JAN 15 PUT	—	20
MYLAN INC PFD 6.50 11/15/10 SPF DB	3	496
MYLAN LABS INC SWP DB	(128)	(526)
NATIONAL AUSTRALIA BANK AUD SWP MS	(1)	(2)
NATIONAL AUSTRALIA BANK AUD SWP UBS	(15)	(14)
NBL 2010 JAN 55 PUT	—	—
NBL 2010 JAN 65 PUT	—	3
NEW TURKISH LIRA Forward	(1,200)	(13)
NEW YORK COMMUNITY BANCORP SWP UBS	(18)	(23)
NEWCREST MINING LTD AUD SWP	3	(5)
NEXT PLC ML SWP	(5)	(7)
NIKKEI 225 (SGX) MAR10	—	1
NIPPON YUSEN DFT 61 20OCT11 DB	10,000	—
NKY 10417 CALL 12FEB10 MS	3	12
NKY IDX 2010 FEB 10500 CALL	—	6
NLY 6% PFD DB SWP	5	34
NLY+MU 2010 JAN 7.5 PUT	—	—
NOBLE DFT 13JUL11 MS	200	(7)
NOBLE GROUP DFT 13JUL11	100	(5)
NORTHERN ROCK PLC CSFB SWP GBP	(22)	56
NORTHERN ROCK PLC DB SWP GBP	(1)	4
NORTHERN ROCK SWP MS 1	—	—
NORWEGIAN KRONA Forward	(2,200)	8
NUR+MC 2010 JAN 15 PUT	—	—
NWL 5.25 PFD 12/01/27 SWP DB	7	46
NWL DFT 275 06/20/2014 BAC	500	(34)
OCR DFT 100 12/20/2015 DB	500	42
OCR DFT 500 12/20/2015 BARC	500	(71)
OLD MUTUAL PLC ML SWAP	(19)	(1)
OMEGA INSURANCE HOLDINGS CS SWP	97	(39)
OPAP SWP UBS	(2)	—
ORIX DFT 210 30APR14 DB	20,000	4
OTP BANK SWP JPM	(2)	(1)
OXY 2010 FEB 60 PUT	—	(4)
OXY 2010 FEB 75 PUT	—	18
OZFWHPayable — Foreign Tax Withheld Payable	1	(1)
OZINTPayable — Interest Payable	2	(2)
OZINTReceivable — Interest Receivable	(3)	3
OZMISReceivable — Miscellaneous Event Receivable	(9)	9
OZRBTReceivable — Rebate Interest Receivable	(39)	39
OZSLFPayable — Stock Loan Fee Payable	113	(113)
OZSMAReceivable — Swap Miscellaneous Adjustment Receivable	—	—
PAUL Y.ENGINEERING GROUP SES UBS	501	(39)
PEP APR10 57.50 PUT	—	(11)
PERSIMMON PLC MS SWP GBP	48	34
PFE JAN10 17.50 PUT	(1)	(9)
PHH DFT 500 09/20/2014 JPM	1,000	62
PHIA NA 2010 MAR 17 PUT	—	(16)
PHIA NA 2010 MAR 19 PUT	—	19
PLATINUM FUTURE APR 10 FRS ML	—	48
PLD 2.625 5/15/2038 CBS DB 1	98	57
PLD DFT 275 06/20/2013 ML	500	(6)
PREMIER OIL SWP MS	(4)	(10)
PRETORIA PORTLAND CEMENT SWP CS	(21)	(19)
PRIME VIEW INTL JPM USD SWP	193	170
PRUDENTIAL PLC MS SWP GBP	153	278
PXD 2012 JAN 70 CALL	—	(42)
PXD DFT 100 03/20/2013 BARC	500	5
PXD DFT 100 03/20/2013 RBS	500	5
QANTAS AIRWAYS LIMITED AUD SWP CS	5	2
QANTAS AIRWAYS LIMITED AUD SWP ML	77	22
QANTAS AIRWAYS LIMITED AUD SWP MS	125	47
QUANTA COMPUTER INC JPM SWP USD	(147)	(23)
RAILTRACK GROUP DB SWP GBP	168	(1)
RAILTRACK GROUP ML SWP GBP	91	—
RAILTRACK GROUP UBS SWP GBP 2	16	—
RAILTRACK GROUP UBS SWP GBP 3	45	—
RAKUTEN INC	—	(42)
RASER TECHNOLOGIES SWP ML	(13)	(2)
RCL DFT 06/20/2013	500	(3)
RCL DFT 490 09/20/2013 BARC	500	(22)
RCL DFT 500 06/20/2014 UPB	500	(18)
REGAL ENTERTAINMENT CSFB SWP USD	—	1
RESOLUTION LTD CS SWP	479	(6)
RESOLUTION LTD SWP ML	50	(3)
RESOLUTION LTD SWP MS	449	(6)
RGC+MB 2010 JAN 10 PUT	—	—
RIG 2010 MAY 70 PUT	—	(15)
RIG 2010 MAY 80 PUT	—	19
RIG DFT 100 12/20/2012 BARC	3,000	(52)
RIG DFT 100 12/20/2012 DB	500	(9)
RIG DFT 12/20/2012 JPM	1,500	(11)
RIGHTMOVE PLC	44	49
RIO TINTO LIMITED SWP DB	(2)	(2)
ROLLS-ROYCE GRP PLC C-SHRS SWP MS	(2)	—
ROYAL & SUN ALLIANCE INS GRP MS SWP	(112)	14
ROYAL BANK OF SCOTLAND CS SWP GBP	(394)	53
ROYAL DUTCH SHELL B SHS ML SWAP 1	3	3
ROYAL GOLD INC SWP MS	(2)	6
RSH 2011 JAN 25 CALL	—	(9)
RSH DFT 216 09/20/2013 DB	500	(21)
RSH DFT 222 09/20/2013 CS	500	(22)
RSH DFT 245 09/20/2013 BOA	500	(27)
RUSSIA EX OIL UBS CFD	—	(8)
RUSSIAN DEPOSITARY (USD) MS SWP	—	(40)
RYANAIR HOLDINGS PLC	314	(60)
RYANAIR HOLDINGS PLC ML SWP EUR	89	19
S&P MID 400 EMINI MAR10	—	(82)
S&P500 EMINI FUT MAR10	—	(139)
SALAMANDER ENERGY SWP CS	49	107
SALAMANDER ENERGY SWP UBS	103	224
SALAMANDER SWP ML	(57)	(33)
SAMSUNG ELECTRONICS SWP USD JPM	—	(9)
SAMSUNG ELECTRONICS USD SWP CS	—	(13)
SAMSUNG FIRE & MARINE INS USD SWP ML	(1)	4
SBA COMM SWP CSFB	—	(1)
SBAC 2010 JAN 40 CALL	—	—
SBAC 2011 JAN 12.5 PUT	—	5
SCHRODERS PLC SWP ML	(12)	(67)
SEM GROUP LITIGATION TRUST	—	—
SEVERN TRENT PLC ML SWP GBP	21	40
SHAW JAN10 29 PUT	—	(10)
SHINSEI BANK MS JPY SWP	(180)	43
SILICONWARE PRECISION ML USD SWP	(275)	(6)
SILICONWARE PRECISION USD SWP JPM	(57)	(5)
SINA 2011 JAN 25 CALL	—	(101)
SINA CS SWP USD	—	(1)
SINA.N 2010 JAN 10 PUT	—	—

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

SINA.N 2011 JAN 20 PUT	—	4
SINGAPORE DOLLAR Forward	(1,200)	12
SINOCHEM HK HLDGS 07AUG11 113.41 475 DB	1,720	36
SINOPEC 70 ASW 24APR11 ML	500	1
SIVB 2010 JAN 12.5 PUT	—	—
SK TELECOM ADR SWP MS	16	(7)
SK TELECOM USD JPM	(1)	4
SK TELECOM USD SWP ML	(3)	16
SL TELECOM ADR SWP CS	16	(7)
SLB+MI 2010 JAN 45 PUT	—	—
SLB+QI 2010 MAY 45 PUT	—	(16)
SLB+QK 2010 MAY 55 PUT	—	36
SLM APR10 13 CALL	(1)	(49)
SLM APR10 14 CALL	—	(5)
SLM JAN10 11 CALL	—	(11)
SLM JAN10 12.50 CALL	—	(2)
SOL MELIA DFT 745 20JUN2014 JPM	120	(23)
SOLARFUN SWP MS	(8)	3
SoldAUD/BoughtUSD	—	140
SoldCAD/BoughtUSD	—	(17)
SoldCNY/BoughtUSD	—	—
SoldEUR/BoughtUSD	—	585
SoldGBP/BoughtUSD	—	195
SoldJPY/BoughtUSD	—	285
SoldNOK/BoughtUSD	—	—
SOLF 2010 JAN 20 CALL	—	—
SOLF 2010 JAN 5 PUT	—	—
SOLF 2010 JAN 7.5 PUT	—	2
SOUTH AFRICAN RAND Forward	(3,000)	(5)
SOUTH KOREAN WON Forward	(871,028)	(10)
SOUTHERN CROSS MEDIA GROUP AUD SWP JPM	108	18
SOUTHERN CROSS MEDIA GROUP AUD SWP JPM2	454	122
SOUTHERN CROSS MEDIA GROUP AUD SWP UBS	228	175
SOUTHERN CROSS MEDIA GROUP SWP DB	95	73
SPI 200 FUTURES MAR10	—	(62)
SPWR CS SWP USD	(21)	142
SPWRA 2011 JAN 10 PUT	—	10
SPX APR10 1225 CALL	—	(35)
SPX APR10 950 PUT	—	(55)
SPX FEB10 900 PUT	—	(7)
SPX FEB10 925 PUT	—	(14)
SPX JUN10 1225 CALL	—	(27)
SPX JUN10 1250 CALL	—	(64)
SPX JUN10 1275 CALL	—	(274)
SPX JUN10 925 PUT	—	(133)
SPX MAR10 900 PUT	—	(39)
SPX MAR10 925 PUT	—	(40)
SPY 2010 JAN 108 PUT	—	3
STANDARD CHARTERED PLC SWP GBP ML	(11)	(10)
STANLEY WORKS	(9)	(211)
STANLEY WORKS FLT PFD	1	229
STM DFT 195 20MAR2014 DB	100	(9)
STOCKLAND TRUST AUD SWP CS	(28)	2
STP 2010 JAN 10 PUT	—	—
STT JAN10 40 PUT	—	(4)
STT JAN10 45 PUT	—	(24)
SUG SWP CSFB	14	(32)
SUN 2010 JAN 25 PUT	—	1
SUN 2010 MAY 21 PUT	—	(18)
SUN 2010 MAY 25 PUT	—	25
SUNTRUST BANK SWP CSFB	(3)	4
SUNTRUST BANKS INC SWP UBS	(29)	19
SUZUKI MTR CORP ASW 29MAR13 MS	30,000	28
SWEDISH KRONER Forward	(10,000)	12
SWISS FRANC Forward	(2,000)	60
SWK 2010 APR 55 PUT	—	26
SWK DFT 170 12/20/2013 BARC	500	(23)
SWPC108F5 CDS USD P F 5.00000	(400)	—
SWPC108F5 CDS USD R V 03MEVENT	400	(12)
SWPC193C8 CDS USD P F 1.74250	(100)	—
SWPC193C8 CDS USD R V 03MEVENT	100	(3)
SWPC198C3 CDS USD P F 1.78000	(100)	—
SWPC198C3 CDS USD R V 03MEVENT	100	(3)
SWPC225C0 CDS USD P F 1.82000	(54)	—
SWPC225C0 CDS USD R V 03MEVENT	54	(2)
SWPC536C4 CDS USD P F .94000	(363.00)	—
SWPC536C4 CDS USD R V 03MEVENT	363.00	14
SWPC586B5 CDS USD P F 3.75000	(1,000.00)	—
SWPC586B5 CDS USD R V 03MEVENT	1,000.00	(156)
SWPC642E1 CDS EUR P F 1.00000	(400.00)	21
SWPC642E1 CDS EUR R V 03MEVENT	400.00	(38)
SWPC644C3 CDS USD P F 1.00000	(362.00)	—
SWPC644C3 CDS USD R V 03MEVENT	362.00	3
SWPC645B4 CDS USD P F 3.50000	(500.00)	—
SWPC645B4 CDS USD R V 03MEVENT	500.00	(54)
SWPC690C6 CDS USD P F .61000	(725.00)	—
SWPC690C6 CDS USD R V 03MEVENT	725.00	—
SWPC745B3 CDS USD P F 3.80000	(500.00)	—
SWPC745B3 CDS USD R V 03MLIBOR	500.00	(80)
SWPC750B5 CDS USD P F 2.28000	(500.00)	—
SWPC750B5 CDS USD R V 00MEVENT	500.00	(51)
SWPC751B4 CDS USD P F 2.28000	(100.00)	—
SWPC751B4 CDS USD R V 00MEVENT	100.00	(10)
SWPC754C9 CDS USD P F .60500	(363.00)	—
SWPC754C9 CDS USD R V 03MEVENT	363.00	(19)
SWPC767C4 CDS USD P F 1.00000	(363.00)	—
SWPC767C4 CDS USD R V 00MEVENT	363.00	(10)
SWPC769C2 CDS USD P F 1.47000	(363)	—
SWPC769C2 CDS USD R V 00MEVENT	363	(30)
SWPC771C8 CDS USD P F 1.10000	(363)	—
SWPC771C8 CDS USD R V 00MEVENT	363	(11)
SWPC786C1 CDS USD P F .51000	(254)	—
SWPC786C1 CDS USD R V 03MEVENT	254	—
SWPC788C9 CDS USD P F 1.00000	(363)	—
SWPC788C9 CDS USD R V 03MEVENT	363	(22)
SWPC872E2 CDS USD P V 00MEVENT	(1,500)	—
SWPC872E2 CDS USD R F .48000	1,500	5
SWPC95R73 CDS USD P F 1.50000	(4,743)	—
SWPC95R73 CDS USD R V 00MEVENT	4,743	(185)
SWU0123L3 IRS CAD P V 03MCDOR	(2,100)	(103)
SWU0123L3 IRS CAD R F 5.80000	2,100	97
SWU0409M6 IRS MXN P V 01MTIIE	(900)	(1)
SWU0409M6 IRS MXN R F 8.30000	900	1
SWU0818L3 IRS JPY P V 06MLIBOR	(1,300,000)	(432)
SWU0818L3 IRS JPY R F 1.00000	1,300,000	461
SWU0887M7 IRS JPY P V 06MLIBOR	(380,000)	228
SWU0887M7 IRS JPY R F 1.50000	380,000	(243)
SWU093838 IRS BRL P V 00MBRCDI	(1,400)	(17)
SWU093838 IRS BRL R F 11.36000	1,400	15
SYMANTEC SWP CSFB	(1)	1
SYMC L+100 DB ASW	300	60
TAIHEIYO ASW 11MAY10 UBS	42,000	—
TAIWANESE DOLLAR Forward	—	—
TATA MOTORS 1% DFT 27MAY11	250	9
TAYLOR WIMPEY PLC WTS 30APR2014	8	3
TAYLOR WIMPEY UBS CFD SWP	(8)	(1)
TCL.AUDB — PurchasedAI	—	—
TEN NETWORK DB AUD SWP	(94)	(5)
TEVA 2011 JAN 50 CALL	—	113
TEX APR10 19 PUT	—	(3)
TEX FEB10 21 PUT	—	(18)
TEX JAN10 16 PUT	—	(1)
TEX JAN10 17.50 PUT	—	(2)
TGT APR10 45 PUT	—	(21)
THOMAS COOK GROUP PLC	(77)	(12)
THOMSON 14 FRN — PurchasedAI	—	—
THOMSON 14 FRN — SoldAI	1	(1)
THOMSON MULTIMEDIA DB SWP EUR	(24)	3
TOMKINS PLC SWP ML	102	8
TOPIX INDX FUTR MAR10	—	(2)
TOPPAN PRINT DFT 12JULY11 DB	60,000	1
TRANSURBAN GROUP AUD SWP DB	26	1
TRANSURBAN GROUP AUD SWP UBS	44	6
TRH JAN10 50 CALL	—	(11)
TRW DFT 500 12/20/2015 BARC	500	(13)

Identity of issue, borrower, lessor, or similar party including Maturity	Shares/ Par	Current
Date, Rate of Interest, Collateral, Par, or Maturity Value	Value	Value

TSINGTAO BREWERY CO LTD SES UBS	28	12
TSN DFT 100 12/20/2013 (191) CS	500	22
TSN DFT 100 12/20/2013 BARC	500	22
TSN DFT 330 09/20/2013 BAC	500	(19)
TSN DFT 425 12/20/2013 DB	500	(37)
TV ASAHI CORP	—	3
U S TREAS NOTES 10YR FUTURE	(64)	(33)
UDR DFT 03/20/2011	350	2
UDR DFT 110 03/20/2011 CS	100	—
UDR INC NEW SWP CS	(1)	(1)
UDR NEW 2010 JAN 10 PUT	—	1
UDR NEW 2010 JAN 30 CALL	—	—
UDR US NEW SWP DB	1	6
UKX 3 P4700 2010 MAR 4700 PUT	—	12
UNION NATIONAL BANK/ABU DHAB SWP USD CSFB	159	(54)
UNP 2010 JAN 65 CALL	—	7
US 10YR NOTE FUT MAR10	—	13
US 5YR NOTE (CBT) MAR10	—	26
US BANCORP SWP UBS	(15)	3
US BANKCORP SWP CSFB	(44)	24
US DOLLAR Forward	57,771	—
US LONG BOND(CBT) MAR10	—	279
USD CALL / JPY PUT 95.00 29NOV10 DB	944	41
VALE 2010 JAN 22.5 PUT	—	—
VALE 2010 JUN 23 PUT	1	67
VALE 2010 JUN 29 CALL	(1)	(194)
VALE BZ 172 DFT 09/20/2014 DB	500	(11)
VALE SWP CS	(1)	(7)
VALEO DFT 550 20MAR14 RBS	100	(21)
VNO DFT 20JUN12	500	—
VOD LN 2010 JUN 115 PUT	—	(9)
VOD LN 2010 JUN 125 PUT	—	(16)
VOD LN 2010 JUN 135 PUT	—	26
VOD ORDS SWAP GBP CS SWP	489	59
VODAFONE GROUP PLC	553	213
VODAFONE GROUP SWP USD CSFB	175	6
VORNADO 3.875% 04/15/25 SWP CS	502	139
VORNADO REALTY CS SWP	(4)	(20)
VR FEB10 25 PUT	—	(4)
VRX 2010 MAR 35 CALL	—	4
WBC AU SWAP ML AUD	(3)	(6)
WEMBLEY PLC DB SWAP	20	2
WESTPAC BANKING CORP AUD SWP CS	(2)	1
WESTPAC BANKING CORP UBS AUD SWP	(5)	(6)
WHR DFT 220 12/20/2013 MS	500	(24)
WIG20 INDEX FUT FRS MS	—	(2)
WINSTRON CORP ML USD SWP	(62)	(14)
WMI DFT 105 03/20/2014 MS	500	(9)
WOOLWORTHS LIMITED AUD SWP DB	(20)	—
WPL AU 39.6987 PUT 25MAR10 JPM	(16)	(3)
WPL AU 59.548 CALL 25MAR10 JPM	16	—
WYN FEB10 17.50 PUT	—	(7)
WYN FEB10 20 PUT	—	(12)
WYN JAN10 17.50 PUT	—	(1)
XLF 2010 JAN 15 PUT	—	10
XOM 2010 APR 60 PUT	—	(25)
XOM 2010 APR 65 PUT	—	31
XOM APR10 65 PUT	—	(17)
XOM APR10 70 PUT	—	(8)
XOM JAN10 70 PUT	—	(17)
XSTRATA PLC ML SWP GBP	17	69
XTO 2010 JAN 42 PUT	—	2
XTO+ML 2010 JAN 38 PUT	—	—
YANTAI CHANGYU PIONEER-A USD ML	7	20
YANTAI CHANGYU PIONEER-A USD MS	4	14
YEN / USD FORWARD, 01-04-10	461	—
YEN / USD FORWARD, 01-05-10	106	—

Total Derivatives	(812,079)	948

Preferred Stock
ADLAC 7.5% 05 F ESCROW	183	—
ADLAC 7.5% 11/04 ESCROW	9	—
BANK OF AMERICA CORP	119	1,778
BANK OF AMERICA CORP	9	128
EMBOTELLA ANDINA	20	70
EMBOTELLAD ANDINA	35	98
FORD MOTOR COMPANY CAP TRUST II	13	501
ITAUSA INV ITAU SA	106	720
MDM BANK	579	341
SAMSUNG ELECTRONIC	5	2,108
SLM CORP	1	13
ULTRAPAR PARTICIPA	24	1,105

Total Preferred Stock	1,102	6,862

Real Estate Investments
AMERICAN CAMPUS CMNTYS INC	13	357
ASSOCIATED ESTATES RLTY CORP	8	85
BANK OF AMER PFD 10.0 CONVERT	123	1,829
CHIMERA INVT CORP	42	161
DOUGLAS EMMETT INC	29	409
DUPONT FABROS TECHNOLOGY INC	33	595
GLIMCHER RLTY TR	52	141
LTC PROPERTIES	20	538
MFA FINANCIAL INC	164	1,208
NATIONAL HEALTH INVS INC	6	203
PLUM CREEK TIMBER CO. REIT	(33)	(1,237)
PROLOGIS	(11)	(157)
PROLOGIS	(50)	(680)
ROYAL BK SCOTLND PFD 6.6	4	46
ROYAL BK SCOTLND PFD 6.6	1	13
ROYAL BK SCTOLND PFD 6.35	4	41
ROYAL BK SCTOLND PFD 6.40	2	17
ROYAL BK SCTOLND PFD 6.75	4	42
ROYAL BK SCTOLND PFD 7.25	3	40
ROYAL BK SCTOLND PFD 7.25	2	19
SAUL CTRS INC	11	370
SOVRAN SELF STORAGE INC	8	268
UDR INC	13	214

Total Real Estate Investments	446	4,523

Asset-backed Securities
CAPITAL AUTO RECEIVABLES ASSET	208	208
FASTR 2009 R1A A2	100	97
FORD CR AUTO OWNER	152	152
FORD CR AUTO OWNER TR	435	438
FRANKLIN AUTO TR 2008 A	57	57
GRANITE MASTER ISSUER PLC	347	300
JP MORGAN CHASE COML MTG SECS	400	337
MID ST TR IV	129	130
NELNET STUDENT LN TR 2008 4	123	123
SLC STUDENT LN TR 2008 2	908	944
SLM STUDENT LN TR	476	508
SMALL BUSINESS ADMIN	290	289

Total Asset-backed Securities	3,625	3,583

Grand Total	2,126,957	4,393,205

*	denotes party in interest

The Goldman Sachs 401(k) Plan
Schedule H, Line 4i — Schedule of Assets (Acquired and
Disposed of Within the Plan Year)
December 31, 2009

(in thousands)

Identity of issue, borrower, lessor, or
similar party including Maturity Date, Rate
of Interest, Collateral, Par, or Maturity	Shares/Par	Proceeds of
Value	Value	dispositions

Interest Bearing Cash
CREDIT SUIS NAS CS	5,200	30,514

Partner Joint Venture
THE BLACKSTONE GROUP LP	5,490	26,973

Mutual Funds
POWERSHARES DB MULTI SECTOR	5,029	121,067
UNITED STS OIL FD LP	3,418	128,700

Total	19,137	307,254

The above information was derived from data certified accurate and complete by State Street Bank, trustee

SIGNATURES
     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS 401(k) PLAN

Members of the Administrative Committee

By:	/s/ Christopher Ceder

Name: Christopher Ceder

By:	/s/ Peter Johnson

Name: Peter Johnson

By:	/s/ Edina Jung

Name: Edina Jung

By:	/s/ Marguarite Carmody

Name: Marguarite Carmody

By:	/s/ Richard J. Stingi

Name: Richard J. Stingi
     Date: June 29, 2010

INDEX TO EXHIBITS

Exhibit No.	Description

23	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm